[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.29

EXCLUSIVE OPTION AGREEMENT

for MSK’s technology

EBV/CMV and WT1 specific T-cells

This Exclusive Option Agreement (“Agreement”), effective as of September 19, 2014 (“Effective Date”), is made by and between MEMORIAL SLOAN KETTERING CANCER CENTER (“MSK”), a New York membership corporation with principal offices at 1275 York Avenue, New York, New York 10065, and ATARA BIOTHERAPEUTICS, INC. (“COMPANY”), a corporation with offices at 3260 Bayshore Blvd., Brisbane, CA 94005. MSK and COMPANY are sometimes referred to singly as “Party” and collectively as “Parties”.

WHEREAS, MSK owns certain Licensed Rights (as later defined herein) and desires to have the Licensed Rights utilized in the public interest;

WHEREAS, COMPANY desires to obtain an option to obtain the exclusive license to the Licensed Rights to commercially develop the Licensed Rights through a commercially reasonable, diligent program of exploiting the Licensed Rights whereby public utilization shall result therefrom; and

WHEREAS, MSK is willing to grant such option to COMPANY on the terms and conditions that follow;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

The following capitalized terms, when used in this Agreement, shall have the associated meanings as set forth below:

1.1“Additional Antigen” has the meaning as set forth in Section 2.10(c).

1.2“Affiliate” means, with respect to a Party, any person, firm, corporation or other entity controlling, controlled by, or under common control with such Party hereto. The term “controlling” as used in this definition (with correlative meanings for the terms “controlled by” and “under common control with”) means that the applicable person, firm, corporation or other entity has the actual ability (directly or indirectly) to direct and control the management and business of the applicable Party, whether through ownership, directly or indirectly, of more than fifty percent (50%) of the voting capital, or the ability to effect the election of a majority of the directors, or by contract or otherwise. With regard to MSK, “Affiliate” means the Memorial Sloan Kettering Cancer Center, Sloan Kettering Institute for Cancer Research, and the Memorial Hospital for Cancer and Allied Diseases.

1.3“CMV Product” means (a) any CMV-specific T-cells or cell line that are part of the Library, together with (b) such additional CMV-specific T-cells or cell lines that may be developed during the term of this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC (but for clarity not including any Excluded Products), [*].

1.4“Company Indemnity Activities” means (i) COMPANY’s activities under Section 2.7 of this Agreement (but excluding, for clarity, any of COMPANY’s participation in or any statement made or information disclosed at any PRC meeting); or (ii) activities by COMPANY in its use, handling, or disposition of Tangible Materials provided to it by MSK under this Agreement.

1.5“Confidential Information” shall mean all confidential or proprietary information disclosed by one Party to the other Party pursuant to this this Agreement, which may include methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

1.6“Database” means any database or other similar collection of data in MSK’s possession that correlates or links, for the donors of cells in the Library, HLA typing (and other similar blood type data or analysis) with the cell type and the donor of the cells in MSK’s possession at any time during the term of this Agreement; provided that [*] and [*] and [*].

1.7“EBV Product” means (a) any EBV-specific T-cells or cell line that are part of the Library, together with (b) such additional EBV-specific T-cells or cell lines that may be developed during the term of this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC (but for clarity not including any Excluded Products), [*].

1.8“Excluded IP” means (a) inventions or discoveries [*], together with and patents and patent applications claiming inventions [*], that are (i) [*], or (ii) [*]; and (b) the patents and applications listed on Exhibit H hereto.  MSK covenants and warrants that the Database, Library, and Option Products are not within the “Excluded IP.”

1.9“Excluded Products” means [*] products (a) [*], but only so long as [*], or (b) that are [*], but only so long as [*].  MSK covenants and warrants that the Library is not within the “Excluded Products.”

1.10“Field” means all therapeutic, prophylactic, diagnostic and other healthcare-related uses (including research and development in the field of healthcare).

1.11“Follow-On Product” means a product developed under a Sponsored Research Program (as contemplated in Section 2.10) conducted by MSK under COMPANY funding pursuant to Section 2.10(b) or 2.10(c), for which COMPANY exercised its option under such Section, but in each case not including any Excluded Products.

1.12“Initial Development Period” means the period of time commencing on the Effective Date and extending for an initial period of twelve (12) months from the Effective Date of this Agreement. COMPANY may in its sole discretion extend the Initial Development Period (beyond such initial period) for two additional terms of six months each, and one additional term of three months, by written notice before the then-current Initial Development Period expires, provided that COMPANY may not extend if at the time of extension COMPANY is in material breach of this Agreement and has not cured such breach (unless such breach is curable and the period for cure has not yet passed). For clarity, in no event shall the Initial Development Period extend beyond twenty-seven (27) months from the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.13“Library” means the collection of T-cells and cell lines, including “donor” T-cell lines, created, isolated or developed in the laboratory of Dr. Richard O’Reilly at MSK, including all such cells or cell lines identified in Exhibit A, and including all additions, augmentations or modifications made to the foregoing collection.

1.14“License Agreement” means the definitive exclusive commercial license agreement in the form attached to Exhibit B of this Agreement. For clarity, the License Agreement shall not be binding until executed by COMPANY.

1.15“Option Know-How” means all know-how, data, results, protocols, regulatory filings, and assays relating to or useful for making, propagating, improving, maintaining and/or using the Option Products and/or the Library, that are owned or controlled by MSK, at any time during the term of this Agreement, including as generally described in Exhibit D to this Agreement; and the Databases. Excluded from Option Know-How are Excluded IP.

1.16“Option Product” means any of the EBV Product, the CMV Product, the WT1 Product and/or any Follow-On Product.

1.17“Option Rights” means Patent Rights, and Tangible Materials and Option Know-How.

1.18“Patent Expenses” means all actual out-of-pocket expenses (such as outside counsel fees and patent filing fees) incurred by MSK in the prosecution, filing, and maintenance of Patent Rights (including any oppositions, re-examinations, and other similar proceedings), but excluding for clarity any internal costs of MSK (such as research costs, overhead or internal patent costs).

1.19“Patent Rights” means:

(a)

any patent applications filed during the term of this Agreement claiming the composition, method of making, or method of using in the Field an Option Product, or of cells or cell lines in the Library; as provided in Section 3.1, the Parties shall add all such applications to the list on Exhibit C of this Agreement and shall be included on Exhibit A of the License Agreement.

(b)

U.S. and ex-U.S. patents that issue from or claim priority to any applications in (a), but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c)	Claims in continuation-in-part applications or patents described in (b) above to the extent that such claims are entitled to priority to patents or patent applications in (a); and

(d)	Any reissues or re-examinations (or ex-U.S. equivalents thereof) of patents described in (a), (b), or (c) above.

Excluded from Patent Rights is all Excluded IP.

1.20“Progress Review Committee” or “PRC” means the review committee formed by the Parties that will oversee activities of each Party under this Agreement conducted during the Initial Development Period, as provided in Section 2.12. The PRC shall comprise of [*] MSK employees, one of whom shall be [*], and [*] COMPANY employees, [*] and [*] (as such PRC representatives may be replaced by the applicable Party with an employee having requisite knowledge and experience).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.21“Regulatory Filing” means any regulatory application (including INDs, NDAs and the like), filing, or approval, and all amendments or updates thereto, and associated correspondence with a regulatory authority, as are required or useful to develop, manufacture, market and/or commercialize a healthcare products in any country or jurisdiction in the Territory.

1.22“Restricted Know-How” means Option Know-How that (a) is important to the making, propagating, improving, maintaining and/or using the Option Products and/or the Library, and (b) is not generally applicable and useful (in a substantial manner) for other research or development activities not involving the Library or Option Products.

1.23“Tangible Materials” means the Library; improvements, additions or modifications thereto made during the term of this Agreement pursuant to activities conducted in accordance with plans approved by the PRC; and all materials (including those generally described in Exhibit A) used in sourcing, preparing, creating, or improving or maintaining the Library [*].

For clarity, excluded from Tangible Materials are all Excluded Products.

1.24“MSK Investigators” shall mean Dr. Richard O’Reilly [*].

1.25“Territory” shall mean worldwide.

1.26“WT1 Product” means (a) any WT1-specific T-cells or cell line that are part of the Library, together with (b) such additional WT1-specific T-cells or cell lines that may be developed during the term of this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC (but for clarity not including any Excluded Products), [*].

ARTICLE 2 – OPTION; PAYMENTS; DEVELOPMENT ACTIVITIES

2.1MSK hereby grants to COMPANY, and COMPANY hereby accepts, for the term of this Agreement, an exclusive option to enter into the License Agreement (the “Option”). For clarity, to preserve the full scope of the Option, MSK covenants that it shall not grant to any third party any license or other rights under or to any of the technology or intellectual property rights of MSK that shall be exclusively licensed to COMPANY pursuant to the License Agreement if COMPANY exercises its Option.

2.2Know-How transfer.

(a)MSK agrees to disclose the Option Know-How to COMPANY as needed for COMPANY to carry out its obligations and/or exercise its rights under this Agreement and to determine whether to exercise its Option. MSK also agrees to provide to COMPANY samples of such Tangible Materials as reasonably requested by COMPANY based on its need to evaluate such Tangible Materials in connection with its activities under this Agreement. MSK agrees to provide reasonable support and consultation with COMPANY regarding the disclosed Option Know-How and (if any) transferred samples of Tangible Materials, as reasonably needed to support COMPANY’s activities under this Agreement, including its meetings with the FDA and evaluation of whether to exercise the Option. COMPANY can request [*] hours of formal meetings during the term of this Agreement, and MSK agrees to meet as requested, on a reasonable schedule and format that is mutually agreeable to MSK Investigators and COMPANY, to answer Company questions and provide COMPANY with information necessary or useful for it to carry out its obligations and/or exercise its rights under this Agreement and to determine whether to exercise its Option. In addition MSK agrees that it will permit the MSK Investigators to enter into appropriate consulting agreements with COMPANY to provide

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

additional time for discussions regarding the Tangible Materials and Option Know-How, including the use, manufacture and maintenance thereof. To facilitate Option Know-How transfer, MSK will allow COMPANY representatives to have reasonable access at the applicable site(s) at MSK during regular business hours to review Tangible Materials and review relevant records containing the Option Know-How and help coordinate and facilitate efficient transfer.  Such representatives shall comply with MSK’s standard health, safety, and visitor policies for such site(s) (as applicable) that are disclosed by MSK to such representatives.

(b)Notwithstanding anything contained herein, the Parties acknowledge and agree that MSK Investigators are subject to MSK policies and that MSK Investigators’ obligations under MSK policies take priority over any obligations that MSK Investigators may have to the COMPANY by reason of this Agreement. Additionally, MSK Investigators’ transfer of know-how under this Agreement may not restrict or hinder their ability to conduct current or foreseeable research assignments with MSK, nor limit MSK Investigators’ ability to publish work generated at or on behalf of MSK, nor infringe on obligations to MSK with respect to academic freedom (but subject to Article IV). If such time constraints or availability limitations prevent the MSK Investigators from providing Option Know-How or samples of Tangible Materials in accordance with subsection (a) above, then the Parties will designate alternate MSK investigator(s) with the requisite knowledge and experience, and who are reasonably acceptable to COMPANY, to perform the consultation and knowledge transfer as required under subsection (a) above.

(c)All Confidential Information (including Option Know-How that is Confidential Information and Tangible Materials that are Confidential Information) provided to COMPANY under this Agreement may be used by COMPANY solely to determine whether to exercise its Option and otherwise to carry out its obligations and to exercise its rights under this Agreement.

2.3COMPANY may exercise its Option under this Agreement by written notification to MSK during the Initial Development Period (as such period may be extended by COMPANY in accordance with Section 1.4). Promptly after exercising the Option, COMPANY shall execute the License Agreement and provide to MSK a fully signed original of the License Agreement, which will, upon such delivery, be effective as of the date of such execution.

2.4The Parties will collaborate on the potential filing of new patent applications regarding the Option Products, and all such applications shall be Patent Rights hereunder, as provided in Article III. The Parties shall cooperate to amend Exhibit C to include the application numbers (and relevant titles) for any such patent applications filed.

2.5During the term of this Agreement, MSK shall not grant any option, license or other rights to any other party for research (except as [*] with respect to [*]), development or commercialization of any of the Option Products or Tangible Materials or Restricted Know-How, or of any T-cells that are specific to EBV, CMV, WT1 or Additional Antigens and are developed at MSK by or in the laboratory of Dr. Richard O’Reilly, or to any other T-cells in the Library, and shall not provide any confidential or proprietary Tangible Materials or Restricted Know-How to any third party or otherwise encumber the Tangible Materials or Restricted Know-How, except as [*] with respect to [*] this Agreement. [*] shall not during the term of this Agreement [*] for T- cells specific to EBV, CMV, or WT1, provided that [*] or [*].

2.6If MSK becomes aware during the term of this Agreement of any [*] that are [*] (such as [*], but only to the extent [*], or [*]) that are [*] and are [*]; that are [*]; and that become available for licensing or are appropriate for being supported by a sponsored research program (each, a “Competitive Program”), MSK agrees to notify COMPANY of the Competitive Program and shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provide reasonably detailed information about the technology. For any such technology that is available for licensing, COMPANY then will have an exclusive [*] period from such notice and delivery of information and during which it will have the right to elect to exercise an exclusive right of first negotiation for a license to such Competitive Program. If COMPANY elects to obtain such license, COMPANY and MSK shall negotiate exclusively and in good faith for a period of [*] to seek to reach agreement on the terms of such license agreement for such Competitive Program. If at the end of such negotiation period the Parties have not reached agreement on the terms of such license, then MSK may negotiate with other parties, and MSK may grant such license to a third party provided that, [*]. For any such technology that is available for sponsored funding as an MSK internal research program under a sponsored research agreement, COMPANY then will have an exclusive [*] period, from such notice and delivery of information and of a bona fide firm proposal by MSK for scope of the research and the budget to be supported, during which COMPANY will have the exclusive right to enter into a sponsored research agreement to cover funding of such research program and an option to license the results thereof. If COMPANY elects to enter into such a sponsored research agreement, COMPANY and MSK shall negotiate in good faith for a period of [*] to seek to reach agreement on the terms of such agreement for such Competitive Program, and if at the end of such negotiation period the Parties have not reached agreement then COMPANY’s option to enter into such sponsored research agreement shall terminate.

2.7The initial Development Period will initially consist of two sets of development activities by the Parties: (i) The continuation of MSK’s ongoing research, development and manufacturing activities related to the Library and Option Products (as discussed in Section 2.8); and (ii) preparation for and the conduct of health authority discussions regarding the feasibility and requirements for the conduct of a pivotal study on an Option Product. For clarity, activities described in clause (i) will be led by MSK and activities described in (ii) will be led by Company. Such development activities will be reviewed and monitored by the PRC as described in Section 2.13. COMPANY shall use reasonable efforts to prepare a meeting request to FDA to discuss the regulatory path for an Option Product, and shall provide this request to MSK for its submission (under its existing Option Product IND) to the FDA [*], provided that [*]. MSK will submit to the FDA such meeting request as COMPANY reasonably specifies, and will collaborate reasonably and in good faith with COMPANY to assist in such request and to prepare for and conduct such meeting on one of the dates specified by the FDA, and in connection therewith shall discuss design of a development plan to support approval of Option Products, such meeting to be attended by representatives of both MSK and COMPANY. MSK shall provide COMPANY with copies of all materials it receives from FDA in connection with such meeting, for COMPANY to evaluate to determine whether to exercise its Option.

2.8In consideration of the Option granted herein, COMPANY shall: (a) pay MSK $750,000 cash, and (b) issue to MSK 59,761 shares of COMPANY common, that number of shares equal to $750,000.55 divided by $12.55, the current “fair market value” of a share of such common stock, as determined in good faith by the COMPANY’s Board of Directors, such issuance to be made pursuant to the form of common stock purchase agreement annexed hereto as Exhibit E. The cash payment shall be made within [*] of the Effective Date, and the shares shall be issued within [*] of the Effective Date. Such payment shall not be creditable against any other amounts due MSK.

2.9During the Initial Development Period, MSK will continue to maintain, improve, augment and service the existing Library (including replenishing the Library such that the quantities of cells and cell lines samples remain at least equal to those existing in the Library as of the Effective Date) in accordance with its currently existing level of same and additionally as directed by the PRC, including continuing to operate its ongoing clinical development and manufacturing activities with respect to the Library and Option Products, and to improve and augment the Library, in a manner reasonably agreed to by COMPANY. Such maintenance and improvement obligations include, if

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

needed, [*] (which [*], unless [*]) to [*] (including to [*]). Further, MSK shall [*] and shall [*] and [*], and will [*] or [*] or [*]. Further, MSK shall [*] and shall [*] and [*]. In connection therewith, MSK shall [*] and [*], and shall [*]. [*] MSK will [*], unless [*]. Further, throughout the Term, MSK shall preserve, maintain and update the Databases, and shall not disclose the Databases to any third party. On reasonable request by COMPANY or PRC, MSK shall [*], provided that [*]. MSK will continue to operate its ongoing clinical development and manufacturing activities with respect to the Option Products in a manner agreed to between the Parties. COMPANY shall pay MSK [*] within [*] of execution of the Agreement towards the annual maintenance costs of the Library for the initial 12 months of the Initial Development Period. In addition, if applicable, COMPANY shall pay MSK a sum equal to [*] for each month that the Initial Development Period is extended by COMPANY (as provided in Section 1.7) beyond the initial twelve (12) month term. [*] and [*], and [*].

2.10As part of, and in accordance with the terms of, a separate agreement between the Parties (the “Sponsored Research Agreement”), COMPANY will provide financial support to MSK for one or more research programs (each, a “Sponsored Research Program”) in Dr. O’Reilly’s laboratory on the research and development of improvements or enhancements to the Library and/or Option Products and/or of next generation T-cell products that are not Excluded Products and are not (as of the Effective Date) licensed or optioned to others (the “Follow-on Products”, as more specifically defined below) using other T-cell technologies, antigens and/or modalities based on one or more mutually agreed research plans set forth in agreed Statement(s) of Work (as defined in the Sponsored Research Agreement), under the following provisions:

(a)Improvement Programs. Under the Sponsored Research Agreement, COMPANY may sponsor one or more Sponsored Research Program(s) (each, an “Existing Technology Improvement Program”) of research and development work to create improvements or enhancements to the Library and/or Option Products, including the maintenance or manufacture thereof. Each such Existing Technology Improvement Program shall be initiated by the Parties agreeing on and executing a Statement of Work under the Sponsored Research Agreement, specifying the details of the research plan for the research and development activities to be conducted under such Existing Technology Improvement Program to create improvements or enhancements to the Library and/or Option Products. All Inventions and Project Results resulting from the MSK research and/or development work conducted under an Existing Technology Improvement Program shall be deemed to be Option Know-How (if information) or Tangible Materials (if materials) and subject to the Option and other rights granted to COMPANY hereunder.

(b)New T-Cell Programs. Under the Sponsored Research Agreement, COMPANY may sponsor one or more Sponsored Research Program(s) (each, a “New T-cell Program”) of research and development work to create new T-cell products utilizing T-cells that are not within the technology of the existing Library (such as CAR T-cells, but only to the extent not already subject to existing exclusive license rights granted to a third party as of Effective Date) and targeted against CMV, EBV or WT1 antigens. Each such New T-cell Program shall be initiated by the Parties agreeing on and executing a Statement of Work under the Sponsored Research Agreement, specifying specific T-cell technology and antigen to be subject to such research program and the details of the research plan for the research and development activities to be conducted under such New T-cell Program to create new T-cell products based on such technology and antigen. For each such New T-cell Program initiated by the Parties, the product(s) created under such program shall be subject to an exclusive option granted to COMPANY to add such product(s) to this Agreement as Follow-On Product(s).  Up to the date [*] after the conclusion of a New T- cell Program, COMPANY may exercise such option with respect to the product(s) resulting from such New T-cell Program, by written notice to MSK and paying MSK an option exercise fee of [*], and upon such payment all such products from such New T-cell Program shall be deemed to be Follow-On Products subject the Option and all other rights granted

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to COMPANY under this Agreement and to all other economic obligations for Licensed Products under the License Agreement (if the Option is exercised), and all Inventions and Project Results resulting from the MSK research and/or development work conducted under such New T-cell Program shall be deemed to be Option Know-How (if information) or Tangible Materials (if materials) that are subject to the Option and other rights granted to COMPANY hereunder.

(c)New Antigen Programs. Under the Sponsored Research Agreement, COMPANY may sponsor one or more Sponsored Research Program(s) (each, a “New Antigen Program”) of research and development work to create new T-cell products utilizing the T-cells technology in the Library as applied to other antigens (i.e., other than CMV, EBM and WT1) as selected by COMPANY (including as suggested by MSK). Each such New Antigen Program shall be initiated by the Parties agreeing on and executing a Statement of Work under the Sponsored Research Agreement, specifying specific antigen (each, an “Additional Antigen”) to be subject to such research program and the details of the research plan for the research and development activities to be conducted under such New Antigen Program to create new T-cell products based on such antigen. For each such New Antigen Program initiated by the Parties, the product(s) created under such program shall be subject to an exclusive option granted to COMPANY to add such product(s) to this Agreement as Follow-On Product(s). Up to the date [*] after the conclusion of a New Antigen Program, COMPANY may exercise such option with respect to the product(s) resulting from such New Antigen Program, by written notice to MSK and paying MSK an option exercise fee of [*], and upon such payment all such products from such New Antigen Program shall be deemed to be Follow-On Products subject the Option and all other rights granted to COMPANY under this Agreement and to all other economic obligations for Licensed Products under the License Agreement (if the Option is exercised), and all Inventions and Project Results resulting from the MSK research and/or development work conducted under such New Antigen Program shall be deemed to be Option Know-How (if information) or Tangible Materials (if materials) that are subject to the Option and other rights granted to COMPANY hereunder.

(d)Financial support provided by COMPANY under the Sponsored Research Agreement for such Sponsored Research Program(s) shall be subject to mutually agreed timelines and budgets [*].

(e)If COMPANY elects to license a Follow-on Product (pursuant to its exercise of an option under subsection (b) or (c) above), COMPANY will be solely responsible for all development and commercialization costs and activities for such Follow-on Product moving forward. If COMPANY declines to license a particular Follow-on Product (i.e., does not exercise the above option as to such product prior to the expiration of the applicable option period), all rights to such Follow-on Product will remain with MSK.

2.11MSK agrees that, [*], MSK will [*], and will [*]. COMPANY (i) agrees that [*], or [*], and (ii) acknowledges that [*], and that [*].

2.12MSK agrees that it shall not transfer any of the Library or other Tangible Materials to any third party, except that MSK may transfer Tangible Materials and Option Know-How (i) to academic research institutions for their internal academic research purposes only, under a Material Transfer Agreement in the form annexed hereto as Exhibit F (without material changes except to add Institution name etc), or as otherwise approved in writing by COMPANY, such consent not to be unreasonably withheld, and (ii) to institutions participating in clinical trials conducted by MSK involving the Option Products for the purpose of conducting such trials.

2.13The Parties hereby established the PRC, [*], to discuss program objectives and review data during the Term, and to monitor and to make certain decisions regarding the conduct of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parties’ activities during the Initial Development Period, as set forth in the following. Each of the Parties agrees that the PRC will meet by telephone conference (or in person if the Parties agree) on a regular basis during the Term, as reasonably requested by either Party [*]. The PRC shall generally be responsible for reviewing, monitoring, and approving responsibilities for all development activities performed by the Parties as described in this Agreement. The PRC shall also provide a forum for sharing advice, progress, and results relating to such activities and shall attempt to facilitate the resolution of any disputes between the Parties, as described below. The PRC shall be briefed by the Parties regarding the content, execution, and results achieved by the respective Parties. Each Party, through its representatives on the PRC, shall be permitted to provide advice and commentary with respect to the activities conducted during the initial development period. Each Party shall take such advice and commentary into good faith consideration. More specifically, the PRC shall have responsibility to:

(a)review and discuss [*], and discuss and advise [*];

(b)Review and oversee the [*] hereunder, including the [*], and [*] with respect to [*];

(c)review and evaluate [*];

(d)review and evaluate [*] and

[*];

(e)oversee and discuss [*]; including [*];

(f)Review [*] to evaluate the [*];

(g)discuss and [*], and [*] activities under this Agreement, including [*], and [*];

(h)discuss and approve [*] or [*]; and

(i)review [*].

The PRC will seek in good faith and acting reasonably to reach consensus on all matters before it, provided that, after good faith reasonable discussions, (i) [*], and (ii) [*]. For clarity, neither the PRC as a whole nor the party representatives to the PRC have the power or authority to amend or modify this Agreement.

2.14Regulatory Matters. During the term of this Agreement, as between the Parties (and except as otherwise provided in Section 2.6 as to the FDA request to be prepared by COMPANY), MSK shall prepare, file, maintain, and own all Regulatory Filings and related submissions with respect to each Option Product program and shall bear the cost of such preparation, filing, maintenance, and ownership, until the transfer, if any, to COMPANY of such Regulatory Filings upon exercise by COMPANY of the Option (as provided in the License Agreement). Upon request, MSK will provide the PRC and COMPANY with copies of all Regulatory Filings and related correspondence submitted to Regulatory Authorities or received from Regulatory Authorities with respect to any Option Product. MSK shall keep COMPANY informed of the status of all such Regulatory Filings, including any amendments or updates thereto and any FDA or other regulatory authority comments or requirements with respect thereto.

ARTICLE 3 – PATENT PROSECUTION AND PATENT EXPENSES

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1Promptly after the Effective Date, MSK and the COMPANY shall form an “IP Committee,” [*], each having reasonable experience and expertise in managing intellectual property matters. The IP Committee shall be responsible for discussing and establishing the patent prosecution strategy for patent applications covering any potentially patentable inventions within the Tangible Materials and/or Option Know- How, and for reviewing and managing the prosecution of any patent applications that are determined by the IP Committee to be filed covering any such inventions. It is understood that MSK owns the Tangible Materials and Option Know-How existing as of the Effective Date, and that any additional materials (including cells and cell lines), data, methods, results, know-how and other information that are developed by or on behalf of MSK (or its Affiliate) during the term of this Agreement and that meet the definition in Section 1.10 or Section 1.18 (as applicable) shall be included in the scope of the Tangible Materials or Option Know-How (as applicable) and shall be owned by MSK (or jointly owned by MSK with COMPANY, if applicable as provided below), and MSK shall retain such ownership rights, subject only to the Option and other rights granted to COMPANY under this Agreement and (if effective) the License Agreement. It is also agreed that, pursuant to the activities conducted by the Parties under this Agreement, the Parties may jointly create, develop or make materials or information that meet the definition in Section 1.10 or Section 1.18 (as applicable), and that such jointly-created materials or information shall be Tangible Materials or Option Know-How (as applicable) that are owned jointly by the Parties, with each Party having an undivided one-half interest therein (with MSK’s interest subject to the Option and other rights granted to COMPANY under this Agreement and (if effective) the License Agreement).

3.2In accordance with the instructions and direction of the IP Committee, MSK shall conduct the prosecution and maintenance (including conducting any oppositions, re-examination and other similar proceedings) of the Patent Rights (the “Prosecution”) using patent counsel of its choice, such counsel reasonably acceptable to COMPANY, and in accordance with the following.

MSK shall consult fully with COMPANY as to the Prosecution of such Patent Rights, and shall furnish to COMPANY copies of all material documents relevant to any such. Each Patent Right filed by MSK hereunder shall be listed by the Parties on Exhibit A of this Agreement, and the Parties shall update such Exhibit A list to reflect all additional Patent Rights filed or issued, and updates in the prosecution thereof.  MSK shall furnish such material documents and consult with COMPANY in sufficient time before any action by MSK is due to allow COMPANY reasonable time to provide comments thereon, which comments MSK shall reasonably consider and seek to accommodate. COMPANY shall cooperate reasonably with the MSK in the Prosecution of the Patent Rights. If COMPANY desires MSK to file and maintain Patent Rights beyond the scope proposed by MSK with respect to (i) regions and countries filed and/or (ii) scope of coverage, then COMPANY shall reimburse MSK for the costs associated with such additional coverage. MSK shall not withdraw or abandon any such rights during the term of this Option Agreement without consent of COMPANY, which shall not be unreasonably withheld. With respect to jointly-owned Patent Rights, the Parties (through the IP Committee) shall discuss and agree on which Party shall take the lead in the Prosecution of such Patent Rights, and the Parties shall share equally (except as otherwise agreed) in the out-of-pocket costs and expenses of such Prosecution.

3.3[*] during the term of the Agreement [*] (except as otherwise [*]) for filing, prosecuting and maintaining Patent Rights [*], [*]. However, [*] for [*] of [*] or [*], and [*] and [*].

ARTICLE 4 – CONFIDENTIALITY; PUBLICATION

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for the period from the Effective Date until the date [*] after the later of (i) the end of the Term of the Agreement, or (ii) the end of the term of the License Agreement (if it is entered into):

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)be used only in connection with the purposes of this Agreement;

(b)be disclosed only to those who have a need to know it in connection with the Agreement; and

(c)be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable.

(d)not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing party.

The foregoing shall not apply to specific Confidential Information to the extent the receiving party of such Confidential Information disclosed can demonstrate that it:

(i)Was in the public domain prior to the date of the disclosure; or

(ii)enters the public domain through no fault of the receiving Party; or

(iii)was already known to the receiving Party at the time of disclosure as evidenced by written records in the possession of the receiving Party prior to such time; or

(iv)is subsequently received by the receiving Party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing Party; or

(v)was independently developed, as established by tangible evidence, by the receiving Party without reference to any Confidential Information provided by the disclosing Party.

Further, notwithstanding the foregoing non-disclosure obligations, a receiving Party may disclose specific Confidential Information of the other Party to the extent such Confidential Information is required to be disclosed in order to comply with a court order or applicable statutes or regulations, provided that prior to any such disclosure to the extent reasonably practicable, the receiving Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of the Confidential Information and that the receiving Party only discloses such Confidential Information as is required to be disclosed, taking into account any protective or other order limiting or quashing the disclosure obligation. In addition, COMPANY may disclose MSK Confidential Information as required by law or applicable regulation (provided COMPANY shall use reasonable efforts to obtain confidential treatment of any such disclosure) and in confidence to prospective investors, strategic partners, merger partners, or acquirers and to their respective professional advisors, as reasonably needed in connection with a possible investment in or other business transaction with COMPANY.

COMPANY recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without COMPANY’s prior approval or editorial control, but subject to reasonable prior review and comment. Subject to the following, MSK reserves the right to publish the scientific findings from research and clinical trials related to Option Rights and Option Products. Prior to making any proposed publication (e.g., manuscript,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

abstract or other public disclosure), of data and results relating to the Tangible Materials and/or Option Know-How and/or Option Products, and/or that contains Confidential Information of COMPANY or its Affiliates, MSK will submit the abstract or manuscript to the IP Committee and to COMPANY at least [*] before public submission or disclosure thereof.  The IP Committee shall immediately review such proposed publication or submission to determine if there are any impacts on potentially patentable inventions and shall inform the Parties of its determinations. COMPANY shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein, and may request that certain results, data or information not be disclosed if such disclosure likely would negatively impact the development or commercialization of Option Products, and MSK will reasonably consider all such requests. Further, upon COMPANY’s request, public disclosure shall be delayed [*] to enable MSK to secure adequate intellectual property protection of any patentable or trade secret subject matter contained therein that would otherwise be negatively affected by the publication.

ARTICLE 5 – INDEMNIFICATION

5.1COMPANY shall indemnify, defend and hold harmless MSK and its trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all costs, judgments and expenses or liability (including legal expenses and reasonable attorney’s fees) (“Costs”) resulting from any third party claims, proceedings, or demands against Indemnitees (“Claims”) arising out of or resulting from: (a) Company Indemnity Activities, or (b) a breach by COMPANY of any of its representations, warranties or obligations under this Agreement, provided however, that COMPANY will not be obligated to indemnify, defend and hold harmless any Indemnitee against any Costs or Claim, to the extent it arises out of, results from, or is increased by any MSK act or omission that constitutes willful misconduct or gross negligence, or any MSK clinical trial or other research on Option Product or the Library. The Indemnitee will promptly give notice to COMPANY of any Claims that are subject to the above indemnity obligations, and COMPANY will have the right to defend the same, including selection of counsel reasonably acceptable to MSK and to control of the proceedings; provided that COMPANY will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability. MSK and each Indemnitee agrees to cooperate and provide reasonable assistance to such defense at COMPANY’s expense. MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests.

5.2COMPANY shall obtain and carry in full force and effect general liability insurance that shall protect COMPANY and MSK in regard to potential liability, conduct, and events covered by Section 5.1 above. Such insurance shall be written by a reputable insurance company, and shall be endorsed to include liability coverage. The limits of such insurance shall not be less than [*] per occurrence with an annual aggregate of [*]. COMPANY shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

ARTICLE 6 – WARRANTIES; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

6.1MSK hereby represents and warrants as of the Effective Date that: (a) it has the full legal and institutional rights to execute and enter into this Agreement and to perform all its obligations hereunder and under the License Agreement (if executed by COMPANY); (b) it has not granted to any third party any rights to commercialize any Option Products or any cells in the Library,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or any products derived from any cells in the Library; (c) MSK has the lawful right to grant to COMPANY the Option and all other rights granted to COMPANY under this Agreement, and to grant the license rights contemplated to be granted in the License Agreement; (d) the execution, delivery and performance of this Agreement and the License Agreement by MSK are within the corporate power of MSK, have been duly authorized by all necessary or proper corporate action and are not in contravention of any provision of the certificate of formation of MSK; (e) [*]; (f) [*], including [*]; (g) [*] and [*] in this Agreement, subject to [*]; (h) all clinical trials of products containing or based on cells in the Library have been conducted pursuant to standard forms of informed consent; (i) MSK’s manufacturing of all Option Products used in clinical trials (through the Effective Date, and for ongoing trials) has been, and will continue to be under this Agreement, in accordance with governing protocols, methods and procedures as required by the FDA for use in such human trials; (j) there are no additional T-cell products based on or derived from any cell line (including any donor T-cell line) in the Library, other than the Option Products; (k) there are no additional T-cell products based on or derived from any cell line (including any donor T-cell line) in the Library, as to which any rights (including option, license or other similar rights) have been granted to a third party; (l) Exhibit A is a substantially accurate listing of all cells and cell lines in the Library as of the Effective Date, [*], and [*], and [*]; (m) there are no claims, allegations or actions pending or overtly threatened against MSK that the research, development, creation, use or manufacture of the Library or Option Products (or any part thereof) violates any rights of any third party; (n) there are no Excluded Products that (1) are part of the Library; or (2) were used in sourcing, preparing, creating, or improving or maintaining the Library [*]; and (o) the Excluded IP does not claim or cover or comprise the Library or its manufacture or use, or any materials that were used in sourcing, preparing, creating, or improving or maintaining the Library (including PBMCs, EBV-transfected B cells (for stimulation), and artificial antigen cells related to EBV/CMV/WT-1).

6.2OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 6.1, MSK MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, OR THAT THE OPTION PRODUCTS OR RIGHTS GRANTED DO NOT INFRINGE THE PATENT RIGHTS OF OTHERS. ANY AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED

6.3IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 7 – USE OF MSK’S NAME

COMPANY shall not use the names of MKSCC, including Memorial Sloan Kettering Cancer Center, Sloan Kettering Institute for Cancer Research, and Memorial Hospital for Cancer and Allied Diseases, nor any of their employees, nor any adaptation thereof, in any public announcements, publicity or advertising without prior written consent obtained from MSK in each case, except as otherwise expressly permitted hereunder. MSK agrees that COMPANY may issue a press release regarding this Agreement (including the Option to enter into the Licensed Agreement) in the form attached as Exhibit G.  In acknowledgement that COMPANY may need to use the name of MSK or the MSK Investigators in furtherance of the COMPANY’s efforts to obtain financing, in connection with strategic or licensing discussions, and in other legitimate business matters of the COMPANY, MSK agrees that Licensee may disclose in confidence to such parties (and their professional advisors) the terms of this Agreement, and that for any additional disclosures regarding MSK or MSK Investigators

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that Licensee requests to make to such parties, MSK shall use good faith efforts to secure prior written consent for such use in a timely manner in line with its business practices following receipt of a written request for such use by COMPANY.  For clarity, COMPANY may request MSK pre-approve documents which make use the name of MSK for use in non-public and/or confidential venues in furtherance of the COMPANY’s efforts to obtain financing, negotiate licenses, and secure personnel: upon receipt of such written pre-approval, COMPANY may use the name of MSK in such non-public and/or confidential venues without prior written consent in each case to the extent such use does not deviate significantly from the pre-approved documents. Notwithstanding the foregoing, COMPANY may disclose in confidence that COMPANY has the Option granted from MSK, and the general terms of the Option and License Agreement. Further, COMPANY shall be free to continue to publish or disclose specific information about MSK or this Agreement that MSK has previously consented, pursuant to the above, may be publicly disclosed by COMPANY, but only in the form, manner, and extent of MSK’s prior approval. Further, MSK agrees that COMPANY may disclose in SEC and other similar regulatory filings the existence and general terms of this Agreement and the names of the parties to the Agreement, and material developments under this Agreement to the extent such disclosures must be made to comply with applicable laws, regulations and/or securities exchange rules.

ARTICLE 8 – TERMINATION

8.1        The term of this Agreement (the “Term”) shall be from the Effective Date until the sooner of (i) the end of the Initial Development Period (as it may be extended), or (ii) COMPANY’s exercise of the Option. For clarity, if COMPANY exercises the Option prior to the end of the Initial Development Period, then the License Agreement shall immediately come into full force and effect upon such exercise of the Option and this Agreement shall terminate.

COMPANY has the right to terminate this Agreement on written notice to MSK in the event that COMPANY determines that there is a substantial business, scientific, technical or ethical reason not to proceed with development or licensing of Option Products.

8.2In the event COMPANY commits a material breach of its obligations under this Agreement, then MSK may provide COMPANY written notice identifying in detail the breach and demanding cure thereof. If COMPANY does not cure such breach within [*] after receiving such notice, then MSK may terminate this Agreement immediately and the Option shall immediately terminate, provided that (a) If such breach is not curable, then MSK may terminate the Agreement on written notice, and (b) if such breach is not curable within such [*] cure period, but is likely curable, using diligent efforts, within [*] after such notice, then MSK may not terminate the Agreement so long as COMPANY is using diligent efforts to cure such breach, and cures the breach prior to the end of such [*] period.

8.3Upon the expiration or termination of this Agreement, all rights (including the Option) granted to and obligations of COMPANY shall terminate, and COMPANY shall (i) immediately discontinue all use of Option Products, Tangible Materials and Know-How, and Confidential Information of MSK; and (ii) within [*] return to MSK or certify to MSK (at MSK’s election) the destruction of all Option Products, Tangible Materials and Know-How, and Confidential Information of MSK. Notwithstanding the foregoing, Section 6.3 and Articles 4, 5, and 9 shall survive any expiration or termination of the Agreement.

ARTICLE 9 – GENERAL

9.1This Agreement may not be assigned by COMPANY or MSK without the prior express written consent of the other Party, such consent not to be unreasonably withheld, except that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COMPANY may assign the Agreement (a) to its Affiliate, provided that COMPANY will remain responsible for performance of all its obligations hereunder, or (b) to its successor in interest in connection with any merger, acquisition or sale of all or substantially all of COMPANY’s assets, provided that the assignee agrees in writing to MSK to perform all of the COMPANY obligations hereunder. Any prohibited assignment of this Agreement shall be null and void.

9.2Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, or other means providing proof of delivery, effective upon receipt addressed to:

Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of MSK:

Memorial Sloan Kettering Cancer Center

Office of Technology Development

If by mail:1275 York Ave., Box 524

New York, NY 10065

If by courier:600 Third Avenue, 16th floor

New York, NY 10016

Attn: Vice President, Technology Development

Tel: 1-212-639-6181 (not for notice)

Fax: 1-212-888-1120 (not for notice)

With copies to:

Memorial Sloan Kettering Cancer Center

Office of General Counsel

If by mail:1275 York Ave.

New York, NY 10065

If by courier:1275 York Ave.

New York, NY 10065

Attn: General Counsel

Tel: 1-212-639-5800 (not for notice)

Fax: 1- 212-717-3517 (not for notice)

In the case of COMPANY:

Atara Biotherapeutics, Inc.

3260 Bayshore Blvd.

Brisbane, CA 94005

Attn:  CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

With copy to:

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Attn: Barclay James Kamb

9.3All payments due hereunder shall be remitted to:

Sloan Kettering Institute for Cancer Research (Tax I.D. No. [*]), shall have a note on the check stub or on its transmittal letter that the payment relates to Agreement SK2014-1212, shall note the applicable invoice number, and shall be forwarded to MSK’s lock-box:

Memorial Sloan Kettering Cancer Center

P. O. Box 29035

New York, NY 10087-29035

9.4This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, U.S.A., and each of the Parties shall consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York, for the resolution of any action related to or arising from this Agreement or any aspect of the Parties’ relationship.

9.5Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, or such provision is material and essential to the main purpose and intent of the Agreement, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof, provided that the Parties will endeavor in good faith to agree on a replacement, valid provision, to add to this Agreement in the stead of such invalid provision, that comes closest to achieving the intent of the Parties in such provision.

9.6This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

9.7Force Majeure. A Party shall not lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of a delay or failure of performance by the such party to the extent such the delay or failure is occasioned or caused by war, strike, fire, Act of God, tornado, hurricane, earthquake, fire, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other circumstance or reason where the delay or failure to perform is beyond the reasonable control of such Party (a “Force Majeure”), and provided that such failure is not caused by the gross negligence or intentional misconduct of the Party and the Party has exerted reasonable efforts to avoid or remedy the effects of such Force Majeure; however, if a Force Majeure event causes a material failure of performance by a Party for a period of more than six months, then the other Party may terminate this Agreement on written notice. For clarity, a failure to obtain funding shall not constitute a force majeure event.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.8Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

9.9Relationship between the Parties. The relationship between the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No party is a legal representative of any other party, and no party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another party for any purpose whatsoever.

9.10Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof,” “herein,” “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “including” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation and shall be deemed to mean “including without limitation.” The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentem. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement. This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused duly authorized representatives to execute this Agreement.

ATARA BIOTHERAPEUTICS, INC. MEMORIAL SLOAN KETTERING CANCER CENTER

By:      /s/ Isaac Ciechanover By:

Name:  Isaac CiechanoverVice President

Title:President and CEOTechnology Development

Date:  September 19, 2014Date:  September 19, 2014

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

LIBRARY CELL LINES

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF LICENSE AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXCLUSIVE LICENSE AGREEMENT

for MSK’s technology

EBV/CMV and WT1 specific T-cells

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Table of Contents

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement(the “Agreement”), entered into effective as of

, 20 (“Effective Date”), is by and between Memorial Sloan Kettering

Cancer Center(“MSK”), a New York not-for-profit corporation with principal offices at 1275

York Avenue, New York, NY 10065, and Atara Biotherapeutics, Inc.(“Licensee”), a corporation with offices at 3260 Bayshore Blvd., Brisbane, CA 94005. MSK and Licensee are sometimes referred to singly as “Party” and collectively as “Parties.”

WITNESSETH

WHEREAS, MSK owns certain Licensed Rights (as later defined herein) and desires to have the Licensed Rights utilized in the public interest;

WHEREAS, Licensee and MSK previously entered into that certain Exclusive Option Agreement, dated September ___, 2014 (the “Option Agreement”), under which (inter alia ) MSK granted Licensee the exclusive option (the “Option”) to obtain exclusive license rights to the Licensed Rights and possibly to obtain from MSK supply of certain products covered by such license rights, pursuant to the terms of this Agreement;

WHEREAS, Licensee has exercised the Option and thus obtains the exclusive license to the Licensed Rights to commercially develop and commercialize the Licensed Rights through a commercially reasonable, diligent program of exploiting the Licensed Rights whereby public utilization shall result therefrom; and

WHEREAS, MSK is willing to grant such license to Licensee, and to supply such products, on the terms and conditions that follow;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1– DEFINITIONS

For the purpose of this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1	“Additional Antigens” has the meaning ascribed to such term in the Option Agreement.

1.2

“Affiliate” means, with respect to a Party, any person, firm, corporation or other entity controlling, controlled by, or under common control with such Party hereto. The term “controlling” as used in this definition (with correlative meanings for the terms “controlled by” and “under common control with”) means that the applicable person, firm, corporation or other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

entity has the actual ability (directly or indirectly) to direct and control the management and business of the applicable Party, whether through ownership, directly or indirectly, of more than fifty percent (50%) of the voting capital, or the ability to effect the election of a majority of the directors, or by contract or otherwise. In any jurisdiction where 50% control is not permitted by applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction. With regard to MSK, “Affiliate” shall include Sloan Kettering Institute for Cancer Research and the Memorial Hospital for Cancer and Allied Diseases.

1.3

“CMV Product” means (a) any CMV-specific T-cells or cell line that are part of the Library, together with (b) such additional CMV-specific T-cells or cell lines that were or may be developed during the term of the Option Agreement or this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC or the Steering Committee (but for clarity not including any Excluded Products), (c) [*].

1.4

“Combination Product” means a finished pharmaceutical product that comprises a Licensed Product and further comprises one or more other active pharmaceutical ingredients (that is, drug substances, and excluding, for clarity, excipients, formulation ingredients, adjuvants, delivery devices and the like).

1.5

“Commercially Reasonable Efforts” means, with respect to particular obligations or tasks, such level of efforts applied to carry out such obligations or tasks consistent with the efforts used in the biopharmaceutical industry by a company of comparable size in connection with the development or commercialization of biopharmaceutical products that are of similar status, to accomplish such obligations or tasks, at the same stage of development or commercialization, as applicable, for internally developed healthcare products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other commercially-relevant factors. It is understood that such factors may change from time to time based upon changing scientific, business and marketing and return on investment considerations and that the level efforts typically devoted by Licensee may also change, based on such changes and/or changes in development or commercial stage.

1.6

“Confidential Information” means, with respect to a Party, all confidential or proprietary information disclosed by such Party to the other Party in connection with this Agreement, which may include methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.7	“Contract Quarter-Year” means any of the three month periods ending on March 31, June 30, September 30 and December 31 of each calendar year.

1.8

“Database” means any database or other similar collection of data in MSK’s possession that correlates or links, for the donors of cells in the Library, HLA typing (and other similar blood type data or analysis) with the cell type and the donor of the cells in MSK’s possession at any time during the term of this Agreement; provided that [*] and [*] and [*].

1.9

“EBV Product” means (a) any EBV-specific T-cells or cell line that are part of the Library, together with (b) such additional EBV-specific T-cells or cell lines that were or may be developed during the term of the Option Agreement or this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC or the Steering Committee (but for clarity not including any Excluded Products), [*].

1.10

“Excluded IP” means: (a) inventions or discoveries [*], together with and patents and patent applications claiming inventions [*], that are (i) [*], but only so long as [*], or (ii) [*], but only so long as [*] or [*]; and (b) the patents and applications listed on Exhibit D hereto. MSK covenants and warrants that the Database, Library, EBV Products, CMV Products, and WT1 Products are not within the “Excluded IP.”

1.11	“Excluded Products” means [*] products (a) [*], or (b) that are [*]. MSK covenants and warrants that the EBV Products, CMV Products, and WT1 Products are not within the “Excluded Products.”

1.12	“Field of Use” means all therapeutic, prophylactic, diagnostic and other healthcare-related uses (including research and development in the field of healthcare).

1.13

“Follow-On Product” means any product developed under a Sponsored Research Program (as contemplated in Section 2.10 of the Option Agreement) conducted by MSK under COMPANY funding pursuant to Section 2.10(b) or 2.10(c) of the Option Agreement, for which COMPANY exercised its option under such Section.

1.14

“Licensed Know-How” means all know-how, data, results, protocols, regulatory filings, assays and other information relating to or useful for making, propagating, improving, maintaining and/or using the Licensed Products and/or the Library, that are owned or controlled by MSK at any time during the Term of this Agreement, including the Databases, and including the information generally described in the applicable section of Exhibit A of this Agreement.

1.15	“Licensed Tangible Materials” means: the Library; all improvements, additions or modifications thereto made by or on behalf of MSK during the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

term of this Agreement pursuant to activities conducted in accordance with this Agreement; and all materials (including those generally described in the Tangible Materials section of Exhibit A of this Agreement) used in sourcing, preparing, creating, or improving or maintaining the Library [*].

1.16

“Library” means the collection of T-cells and cell lines, including “donor” T- cell lines, created, isolated or developed at MSK in the laboratory of Dr. Richard O’Reilly, as existing on the Effective Date, including all such cells or cell lines identified in Exhibit A of this Agreement, and including all additions, augmentations or modifications made to the foregoing collection.

1.17	“Licensed Rights” means the Licensed Patent Rights, the Licensed Tangible Materials and the Licensed Know-How (or any part of any of the foregoing).

1.18

“Licensed Product” means any T-cell product specific to CMV, EBV, or WT1 made, used, imported, offered for sale, sold, reproduced, performed, displayed, distributed, or otherwise utilized by or on behalf of Licensee, or its sublicensees, that comprises, is based on or is made using Licensed Rights, including any EBV Product, CMV Product, WT1 Product and/or Follow-On Product. Excluded from Licensed Product are all Excluded Products.

1.19	“Net Sales” means the gross price billed or invoiced on sales of Licensed Products by Licensee, its Affiliates, or Sublicensees during the applicable Royalty Term(s), less:

(a)	Freight and shipping expenses (actual), including insurance, to the extent billed to the customer;

(b)	Cash, trade, volume, and prompt payment discounts actually granted and deducted solely on account of sales of Licensed Products;

(c)	Rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products;

(d)

credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(e)

Taxes (including sales, value added, consumption and similar taxes), duties and other governmental charges actually incurred, paid or collected and remitted to the relevant tax or other authority for the sale, export, import, transfer or use of Licensed Products;

(f)	government-mandated rebates and price reductions, and chargebacks, rebates or fees granted to governmental healthcare organizations,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

purchasing groups, wholesalers, distributors, selling agents (excluding any sales representatives of a selling party), group purchasing organizations, Third Party payors, other contractees and managed care entities;

(g)	retroactive price reductions actually granted to the Third Party applicable to sales of the product; and

(h)	[*], with respect to the sale of the Licensed Product, based on [*] of the [*] during the applicable period.

To the extent that Licensed Product [*], including [*] then in calculating Net Sales for the sale of such Licensed Product, [*] such Licensed Product [*] may be [*].

Sales of Licensed Product(s) between or among Licensee and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales, except where such Affiliates or Sublicensees are the end users of the Licensed Product sold.

If Licensee or its Affiliate or Sublicensee [*] and [*], then [*] Licensee shall [*] and [*] (taking into account [*] or [*], with the understanding that [*]). If [*], the Affiliate or Sublicensee [*]. Such [*] (it being understood that [*] for purposes of this Agreement), [*], [*].

1.20“Licensed Patent Rights” means:

(a)	The patents and applications (if any) listed on Exhibit C of this Agreement (including any patent applications added to Exhibit C pursuant to Section 7.1);

(b)

U.S. and ex-U.S. patents that issue from or claim priority to any applications in (a), but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c)	Claims in continuation-in-part applications or patents described in (b) above to the extent that such claims are entitled to priority to patents or patent applications in (a);

(d)Any reissues or re-examinations of patents described in (a), (b), or (c)

above; and

(e)	Any ex-US applications and patents that are equivalent to any of the foregoing.

Excluded from Licensed Patent Rights is all Excluded IP.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.21

“Patent Expenses” means all actual out-of-pocket expenses (such as outside counsel fees and patent filing fees) incurred by MSK in the prosecution, filing, and maintenance hereunder of Licensed Patent Rights (including any oppositions, re-examinations, and other similar proceedings), but excluding for clarity any internal costs of MSK (such as research costs, overhead or internal patent costs).

1.22“PRC” means the PRC committee under the Option Agreement.

1.23

“Restricted Know-How” means Licensed Know-How that (a) is important to the making, propagating, improving, maintaining and/or using any Licensed Product and/or the Library, and (b) is not generally applicable and useful (in a substantial manner) for other research or development activities not involving the Library or Licensed Products.

1.24

“Royalty Term” means, for a particular Licensed Product, on a Licensed Product-by-Licensed Product basis and country-by-country basis, the period from the Effective Date to the later of: (a) expiration of the last Licensed Patent Rights embracing such Licensed Product; (b) expiration of any market exclusivity period granted by law with respect to such Licensed Product; or (c) [*] from the date of first commercial sale of the Licensed Product in the applicable country.

1.25

“Royalty Year” means each twelve (12) month period commencing January 1 and ending December 31 during the term of this Agreement, except that for the first calendar year of this Agreement, the Royalty Year shall be the period of time between the Effective Date and the next following December 31.

1.26	“Steering Committee” means the committee of that name formed by the Parties under Section 2.8 of this Agreement.

1.27	“Sublicensee” means any person or business entity to which Licensee has granted a sublicense of the Licensed Rights.

1.28

“Sublicense Income” means all consideration (e.g., upfront fees, milestone payments, and other similar license fees) received by Licensee from a Sublicensee based on the grant to such Sublicensee of a sublicense under the license rights granted to Licensee under this Agreement, but excluding: (a) royalty payments; (b) payments made at fully-burdened cost to fund prospectively research and development costs and expenses for Licensed Products; (c) bona fide loans; (d) payments to purchase capital stock of Licensee at fair market value; and (e) transfer price payments for the purchase of Licensed Product supplied by Licensee (or its Affiliate) made at prices in compliance with the rules of applicable tax authorities.

1.29	“Term” shall mean the term of this Agreement, which will be the period as defined in Section 16.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.30“Territory” shall mean worldwide.

1.31

“WT1 Product” means (a) any WT1-specific T-cells or cell line that are part of the Library, together with (b) such additional WT1-specific T-cells or cell lines that were or may be developed during the term of the Option Agreement or this Agreement in the laboratory of Dr. Richard O’Reilly or otherwise pursuant to plans approved by the PRC or the Steering Committee (but for clarity not including any Excluded Products), [*].

ARTICLE 2 – GRANT; KNOW HOW TRANSFER

2.1

License Grant. Subject to the terms of this Agreement, MSK hereby grants to Licensee the exclusive license to use and practice the Licensed Rights in the Territory in the Field of Use and to research, develop, make, use, sell, offer for sale, and import Licensed Products in the Field of Use in the Territory under all the Licensed Rights, together with the right to sublicense as provided in Article 3. Licensee shall not use the Licensed Rights for any other purpose, except no restriction is imposed on Licensee’s use of any portion of Licensed Rights that are in the public domain, or that become part of the public domain without fault of Licensee.

2.2

Limitations. Licensee shall not during the term of this Agreement [*], provided that Licensee may [*] or [*], or [*]. MSK shall not during the term of this Agreement grant to any third party any option, licenses or other rights to T- cells specific to EBV, CMV, WT1 or Additional Antigens developed at MSK by or in the laboratory of Dr. Richard O’Reilly, or to any other T-cells in the Library, and shall not provide any confidential or proprietary Tangible Materials or Restricted Know-How to any third party or otherwise encumber the Tangible Materials or Restricted Know-How, provided that MSK may do so (i) [*] only, [*] (without [*] except [*]), or as otherwise approved in writing by Licensee, such consent not to be unreasonably withheld, and (ii) [*] that are either [*] or are approved by Licensee [*].

2.3

Other T-Cell Products. If MSK becomes aware, at any time during the term of the Agreement [*], of any [*] that are [*] (such as [*], but only to the extent [*] or [*], or [*]) that are [*] and are [*], and that become available for licensing or are appropriate for being supported by a sponsored research program (each, a “Competitive Program”), MSK agrees to notify Licensee of the Competitive Program and shall provide reasonably detailed information about the technology. For any such technology that is available for licensing, Licensee then will have an exclusive [*] period from such notice and delivery of information during which it will have the right to elect to exercise an exclusive right of first negotiation for an exclusive license to such Competitive Program. If Licensee elects to obtain such license, MSK and Licensee shall negotiate exclusively and in good faith for [*] to seek to reach agreement on the terms of such license agreement for such Competitive Program. If at the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

end of such negotiation period the Parties have not reached agreement, then MSK may negotiate with other parties, and MSK may grant such license to a third party provided that, [*]. For any such technology that is available for sponsored funding as an MSK internal research program under a sponsored research agreement, Licensee then will have an exclusive [*] period from such notice and delivery of information and of a bona fide firm proposal by MSK for scope of the research and the budget to be supported, during which Licensee will have the exclusive right to enter into a sponsored research agreement to cover funding if such research program and an option to license the results thereof. If Licensee elects to enter into such a sponsored research agreement, MSK and Licensee shall negotiate in good faith for [*] to seek to reach agreement on the terms of such agreement for such Competitive Program, and if at the end of such negotiation period the Parties have not reached agreement then Licensee’s option to enter into such sponsored research agreement shall terminate.

2.4

Reserved Rights. Notwithstanding anything in this Agreement to the contrary, MSK shall have the right to use the Licensed Rights for (i) [*], (ii) [*], provided that [*], or [*], that is [*]t, (iii) [*] with the prior approval of Licensee, as provided below, and (v) [*] or [*], and provided that [*] agreed to by Licensee as provided below. MSK shall also have the right to (vi) [*] as provided below, and (vii) [*], solely pursuant to [*] agreed to by Licensee. For clarity, MSK, and [*], shall not use or practice, and shall not have any right to use or practice, or permit any Third Party to use or practice, any Licensed Rights [*], except as expressly permitted by Licensee in writing in advance [*] and in accordance with applicable law and regulations. However, Licensee acknowledges that [*] and shall [*] that are [*] under this Agreement. Licensee further agrees that [*], and will [*], or [*].

2.5	U.S. Government Rights. All rights granted herein are subject to rights of the United States pursuant to 35 U.S.C. § 200 et seq., and implementing regulations and agreements.

2.6

No Implied Rights; Excluded Patents. MSK reserves all its rights not expressly granted in the Agreement. The licenses granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise, and it is understood that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents not included in the Licensed Rights. Without limiting the generality of the foregoing, no rights are granted with respect to patents and applications that are part of the Excluded IP.

2.7

Know How and Materials Transfer; Maintenance. Promptly after the Effective Date, and from time to time thereafter (as reasonably requested by Licensee), MSK shall provide to Licensee samples of and disclose all Licensed Tangible Materials and Licensed Know-How to Licensee, including reasonable quantities of all separate cells or cell lines in the Library and all Databases, to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the extent such materials or information have not been previously disclosed and transferred by MSK to Licensee pursuant to the Option Agreement, and including new materials added to the Library or additions to the Licensed Tangible Materials. MSK agrees to provide reasonable support and consultation regarding such transfer to support Licensee’s research, development and (if applicable) manufacture of Licensed Products and its maintenance of the Library. Licensee can request a reasonable amount of formal meetings during the term of this Agreement, on a reasonable schedule and format that is mutually agreeable to MSK Investigators and Licensee, to provide Licensee with information necessary or useful for it to carry out its obligations and/or exercise its rights under this Agreement and to determine whether to elect to manufacture Licensed Products. In addition MSK agrees that MSK Investigators will make themselves reasonably available for additional telephone discussions regarding the Licensed Tangible Materials and Licensed Know-How, including the use, manufacture and maintenance thereof. Further, promptly after the Effective Date, MSK and Licensee shall amend update Exhibit A to reflect all additions, enhancements, amendments and modifications to the Tangible Materials and the Licensed Know-How that have occurred since the date of the Option Agreement.

MSK shall use reasonable efforts to replace any Library materials that are or become unviable, including [*] and/or [*]. Such obligations include, if needed, [*], [*] unless [*]. Further, MSK shall [*] and shall [*] and [*] except [*], and will [*] or [*] or [*]. In connection therewith, MSK shall [*] and [*], and shall [*]. [*] and [*] unless [*]. [*] unless [*]. On reasonable request by COMPANY or PRC, MSK shall [*]. Further, throughout the Term, MSK shall [*], and shall [*].

2.8

Steering Committee. The Parties hereby established the Steering Committee, comprised initially of the members of the PRC under the Option Agreement at the time of Licensee’s exercise of the Option. Each Party may replace its members on the Steering Committee, as appropriate to conduct the activities of the Steering Committee to support the goals of this Agreement, but with the intention that the Steering Committee have continuity with the prior activities and knowledge and experience of the PRC. The Parties agree that the Steering Committee will meet by telephone conference (or in person if the Parties agree) [*], or as otherwise [*]. The Steering Committee shall be responsible for: (a) overseeing and managing the [*], and the [*]; (b) overseeing and discussing the [*] under the Agreement; (c) discussing and [*], including [*] and [*]; (d) reviewing and overseeing [*]; (e) discussing and [*] under this Agreement, including [*], and [*]; and (f) any other duties or authority that the Parties agree in writing to add to the Steering Committee’s purview. The Steering Committee also will [*], and [*] as specified by the Steering Committee. The Steering Committee will seek in good faith and acting reasonably to reach consensus on all matters before it. For clarity, Licensee (and its Affiliates and Sublicensees, as applicable) retain the sole rights to make all decisions regarding their own research, development and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

commercialization of Licensed Products (but not to authorize any breach or violation of this Agreement).

2.9

Regulatory Matters; Transfer of INDs. Upon the written request of Licensee, MSK will transfer (or cause the transfer) to Licensee of all the INDs (or foreign equivalents) for any Licensed Product open as of the Effective Date in any country. MSK shall execute and deliver all documents and instruments, and take all such actions, as needed to effect such transfer, including appropriate communications with the FDA and other regulatory authorites, including as requested by Licensee. Further, MSK shall provide to Licensee, at its request, all reasonable regulatory assistance with respect to such INDs (and equivalents) and the regulatory activities of Licensee relating to development of Licensed Products. Any and all clinical activities of, or on behalf of, MSK or its Affiliate with respect to any Licensed Product and ongoing as of the Effective Date shall be continued, in accordance with the existing protocols and then-current MSK clinical activities, and such clinical activities shall either be completed by MSK, or transferred to Licensee under a reasonable transition period as established by the Steering Committee in reasonable cooperation with MSK. All data and results of all clinical trials on Licensed Products conducted by or on behalf of MSK or its Affiliate are included in the Licensed Tangible Materials and Licensed Know-How and are licensed exclusively to Licensee under this Agreement. Licensee covenants and agrees that if this Agreement is early terminated, Licensee shall retransfer back to MSK the INDs (and foreign equivalents) of MSK that were transferred by MSK to Licensee pursuant to the above provisions of this Section 2.8, such retransfer back to MSK only in the event of early termination, and shall have the same obligations of cooperation and assistance set forth above with respect to the initial transfer from MSK to Licensee.

ARTICLE 3 – SUBLICENSES

3.1

Licensee and its Affiliates may grant through multiple tiers (and may amend such sublicenses) provided that each such sublicense is consistent with and subject to the terms and conditions of this Agreement. Licensee shall provide MSK with a complete copy of each such sublicense agreement (or amendment) and any associated agreements between it (or its Affiliate) and the Sublicensee, or between an existing Sublicensee and its subsequent Sublicensee, provided that such agreement or amendment may be redacted to remove confidential information that does not relate to Licensed Product or Licensed Rights. Licensee shall also promptly provide MSK with full executed copies of such agreements. All such documents shall be deemed Confidential Information of Licensee.

3.2

Licensee shall remain responsible for performance of all its obligations under this Agreement, notwithstanding the grant of any sublicense. It is agreed that such obligations may be satisfied by the performance by one or more

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Sublicensees.Any sublicense shall by its terms require that the Sublicensee comply with the provisions of this Agreement that by their terms are required to be performed by a Sublicensee, including the restrictions, limitations, and obligations of Articles 11, 13, and 14 and Sections 6.1 and 7.6, and shall provide that MSK is a third-party beneficiary with respect to such Articles and Sections. Any breach by a Sublicensee shall be considered a breach by Licensee, provided that MSK shall not have the right to terminate this Agreement pursuant to Section 17.4 for an uncured breach by Sublicensee if (i) such breach was not made at the direction of, or with the approval of, Licensee, (ii) [*] and (iii) Licensee promptly terminates the sublicense after the end of the applicable cure period.

3.3	Licensee shall promptly provide MSK with a copy of any notice of breach, termination, or the like sent to or received from a Sublicensee, with respect to the applicable sublicense agreement hereunder.

ARTICLE 4 – DILIGENCE

4.1

(a) Licensee shall use its Commercially Reasonable Efforts to (i) bring Licensed Products to market, and (ii) thereafter continue active marketing efforts for approved Licensed Products throughout the Term.

Without limiting the foregoing, Licensee shall meet the following milestone activities:

(i)	use Commercially Reasonable Efforts to [*] not later than [*] if [*]; provided that if [*], then the above target timeframe to meet this diligence requirement shall be extended by [*];

(ii)	use Commercially Reasonable Efforts to [*] within [*].

(b)	Licensee shall give MSK written notice and evidence within [*] of the achievement of each of the above specific diligence milestones.

(c)

Licensee shall provide to MSK, within [*] of the Effective Date, a reasonable summary business plan (the “Summary Plan”) for the development of the Licensed Rights, including, for example, [*] and [*]. Thereafter, Licensee shall provide update reports to MSK [*] to relay update and status information on Licensee’s business, research and development progress with respect to development of Licensed Product(s), including projections of activity anticipated [*], generally in accordance with the topic listed in the template provided in Exhibit B of this Agreement.

(d)	Licensee shall be solely responsible, at its sole cost and expense, for securing any necessary governmental or regulatory approvals for development,manufacture, and sale of Licensed Products

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(“Regulatory Approval”), and shall use Commercially Reasonable Efforts to obtain such approvals. Licensee shall advise MSK, [*], of its program of development for obtaining said approvals.

4.2

If Licensee is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in relation to any Licensed Product that (i) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of manufacturing, sale, development, or marketing of Licensed Products efforts, (ii) concerns a recall or potential recall of Licensed Products, (iii) concerns a loss of life or material issue of safety, or (iv) may reasonably be expected to prevent Licensee’s compliance with its diligence obligations, then Licensee shall provide a copy to MSK without delay and keep MSK reasonably apprised of its response.

4.3

MSK agrees to permit the FDA or other regulatory agencies to inspect its facilities used in manufacture of Option Products supplied to Licensee hereunder. MSK shall keep Licensee fully informed of any such inspection or audit, shall permit representatives of Licensee to attend any such inspection or audit, and shall provide Licensee copies of any observations, inspection documents or requests provided by any such agency relating to or resulting from any such inspection or audit. MSK shall use diligent, good faith efforts to address, and correct if needed, any comments or observations made by any such agency, provided that to the extent [*] and [*], MSK shall [*], and MSK shall [*] unless [*] (and with the understanding that [*]).

ARTICLE 5 – PAYMENTS

5.1	In consideration for the rights, privileges and licenses granted hereunder, Licensee shall pay to MSK, in the manner hereinafter provided:

(a)

License Fee: Licensee shall pay to MSK a license issue fee of Four Million Five Hundred Thousand US Dollars ($4,500,000), due within thirty (30) days after the Effective Date. Such fee shall be nonrefundable and non-creditable against any other obligations hereunder.

(b)

Running royalties: For sales of Licensed Products occurring in each country during the Royalty Term for the applicable country and product, Licensee shall pay to MSK a royalty in an amount equal to [*].

If Licensee obtains a license under patent rights of a third party that Licensee, on the advice of patent counsel, determines, in the absence of a license thereunder, would be considered to be infringed by the development, manufacture, use, sale, offer for sale, or importation of a Licensed Product, then [*], provided that [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For clarity, upon expiration of the Royalty Term for a Licensed Product being sold in a country, subsequent sales of such Licensed Product in such country shall be royalty free and shall not contribute to the calculation of “Net Sales” for purposes of the above royalty obligation, and thereafter the license granted under Section 2.1 as to such Licensed Product in such country shall be fully paid, perpetual and irrevocable.

(c)

Guaranteed minimum royalties: Licensee shall pay to MSK minimum annual royalties of [*] on the [*] anniversary of the Effective Date and on each subsequent anniversary until [*]; provided that for as long as Licensee [*], such obligation to pay such minimum annual royalties shall not be applicable. Each such minimum annual royalties payment shall be creditable against earned royalties for the same annual period actually owed by Licensee to MSK under Section 5.1(b) based on sales during such period after such payment.

(d)Milestones:

Milestone payments as follows:

The following milestone payments shall be due for a Licensed Product for the first indication only. For clarity, one set of milestone payments will be payable for an EBV Product, a second set of milestone payments will be payable for a CMV Product, and a third set of milestones payments will be payable for a WT1 Product:

(i)[*]

(ii)	[*]

(iii)	[*]

For clarity, each above milestone payment shall be made only once with respect to any EBV Product, once with respect to any CMV Product, and once with respect to any WT1 Product.

(e)Sublicensing Income:

Licensee shall pay to MSK a portion of Sublicensee Income received in consideration of any sublicense granted by Licensee of the license rights granted under this Agreement, other than sublicenses executed in the ordinary course of business, as follows:

(i)	[*] of the Sublicensee Income from a sublicense if [*];

(ii)	[*] of the Sublicensee Income from a sublicense if [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For clarity, if [*], then [*], and if [*], [*].

5.2

Payment Terms: Payments owed under this Agreement shall be payable [*] after they are due (except as provided below for royalties), paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country and provided that such designation does not impose additional costs, fees or payment obligations on Licensee. Royalty payments are due [*] after the end of the Contract Quarter-Year during which such royalty obligations accrued. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Quarter-Year reporting period to which such royalty payments relate.

Additionally, in the event of a dispute concerning the determination of royalties or milestones, or whether royalties or milestones are owed, that arises from disagreement over whether a T-cell product sold by or on behalf of Licensee qualifies as a Licensed Product, the Parties shall agree on a reasonable procedure for the provision of necessary technical information in confidence to a qualified representative of MSK to attempt to resolve such dispute.

5.3	Interest: Licensee shall pay to MSK interest on any amounts not paid when due at the rate established by the New York CPLR for prejudgment interest in the case of breach of contract.

5.4

Tax withholding: Payments shall be made in full, without deduction or withholding for wire transfer fees or currency exchange fees. The Parties will cooperate to prevent or minimize the need for any withholding, and at the request of Licensee, MSK will provide Licensee with documents evidencing its tax status in the United States. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Licensee shall be deducted by Licensee from such payment prior to remittance, and paid over to the relevant taxing authorities when due. Licensee shall promptly furnish MSK evidence of any such taxes withheld and of payment thereof, and MSK shall seek to obtain the release of any such withheld amounts from the taxing authority. At MSK’s request, Licensee shall provide MSK with reasonable assistance to release the withheld amount to MSK.  If [*], then [*] and [*] (or [*]).

ARTICLE 6 – REPORTS AND RECORDS

6.1	Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

necessary for the purpose of showing the amounts payable to MSK hereunder. Said books and records shall include the data and information maintained by the applicable party, which may include: Invoice registers and original invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements (as to Licensed Product sales), inventory and production records, and shipping documents. Said books and records shall be maintained for a period of no less than four (4) years following the period to which they pertain. Such records shall include original data files used to prepare the submitted royalty reports. For the term of this Agreement, and at least annually, MSK or its agents shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying Licensee’s royalty statement or other payments under this Agreement. Such inspections shall be during normal working hours of Licensee, on reasonable prior notice and shall not occur more than once for any particular royalty period, or more than once per year. Should such inspection lead to the discovery of a discrepancy in MSK’s favor of greater than [*] of the total payments made during the audited period, or [*], in reporting to MSK’s detriment, for [*], Licensee shall pay the reasonable cost of such audit, plus interest on the discrepancy as provided for late payments.

6.2Commercialization Reports:

Commencing upon first commercial sale of a Licensed Product, Licensee, within [*] of the end of each Contract Quarter-Year thereafter, shall deliver to MSK a summary report (which shall be, to Licensee’s knowledge at the time, true and accurate), giving the following particulars of the Licensed Product business conducted by Licensee and its Sublicensees during such Contract Quarter-Year, to be itemized per Licensed Product by country of sales origin:

(a)Product number

(b)Units sold

(c)Net Sales based on units sold

(d)Royalty rate applicable

(e)Royalty dollars due

(f)country of sale;

(g)foreign currency conversion rate; and

(h)any Sublicensee Income received in the prior quarter.

Licensee shall also provide copies of royalty reports received from its Sublicensees for the corresponding period, to the extent such reports relate

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to sales of Licensed Products by the Sublicensee. All such information shall be maintained in confidence by MSK.

6.3

With each such report submitted under Section 6.2, Licensee shall pay to MSK the royalties due and payable under this Agreement for such Contract Quarter-Year. If no royalties shall be due, Licensee shall so report.

6.4Milestone payments shall be reported and paid when due.

ARTICLE 7 – PATENT PROSECUTION; THE LICENSED PATENTS

7.1

Promptly after the Effective Date, MSK and the COMPANY shall form an “IP Committee,” [*], each having reasonable experience and expertise in managing intellectual property matters (which may be the representatives in the “IP Committee” formed under the Option Agreement). The IP Committee shall be responsible for discussing and establishing the patent prosecution strategy for the Patent Rights including any additional patent applications covering any potentially patentable inventions within the Licensed Tangible Materials and/or Licensed Know-How, and for reviewing and managing the prosecution of any Patent Rights including such additional patent applications that are determined by the IP Committee to be filed covering any such inventions. Promptly after the Effective Date, Licensee shall add to Exhibit C of this Agreement all Patent Rights existing as of the Effective Date hereof, and each additional Patent Right filed by MSK hereunder (including filed as continuing applications based on the further prosecution of such Patent Rights) shall be listed by the Parties on Exhibit C of this Agreement, and the Parties shall update such Exhibit A list to reflect all additional Patent Rights filed or issued, and updates in the prosecution thereof.

7.2

MSK shall undertake, at Licensee’s expense (as provided below) and using Commercially Reasonable Efforts, and as directed by the IP Committee, to prosecute and maintain the Licensed Patent Rights owned solely by MSK in the United States and in such countries as are determined by MSK upon consultation with Licensee, using counsel of MSK’s choice reasonably acceptable to Licensee. Licensee shall reimburse MSK for the actual Patent Expenses incurred in such prosecution and maintenance of the Licensed Patent Rights, pursuant to invoices showing the actual Patent Expenses incurred which shall include copies of the documentation demonstrating the out-of-pocket expenses. If Licensee advises that it does not wish to pursue or maintain a patent or application, MSK may continue to prosecute and maintain it at its own expense, and such patent or application shall be excluded from the license granted hereunder if MSK does so.

7.3

MSK shall keep Licensee reasonably informed of the progress of its prosecution efforts, by providing Licensee with copies of all material patent prosecution documentation so that Licensee may be informed and advise

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MSK on the continuing prosecution, and MSK agrees to consider in good faith all such reasonable comments. Licensee shall keep this documentation confidential.

7.4

Licensee shall, at Licensee’s expense and using Commercially Reasonable Efforts, and as directed by the IP Committee, to prosecute and maintain the Licensed Patent Rights owned jointly by Licensee and MSK, in the United States and in such countries as are determined by Licensee upon consultation with the IP Committee, using counsel of Licensee’s choice. If Licensee advises that it does not wish to pursue or maintain a patent or application in such joint Licensed Patent Rights, MSK may continue to prosecute and maintain it at its own expense, and such patent or application shall be excluded from the license granted hereunder if MSK does so, provided that Licensee will retain its ownership interests therein. Licensee shall control, at its sole discretion, prosecution of any patents covering inventions owned solely by Licensee.

7.5

The Parties agree that they share a common legal interest in obtaining valid, enforceable patents and that Licensee, and MSK will maintain confidential all information received pursuant to this Article 7.

7.6

Licensee shall not challenge the validity or enforceability of any claim within the Patents Rights and shall cause its Affiliates to refrain from doing so. In addition to all other rights and remedies available to MSK for any breach of this provision by Licensee or its Affiliates, in the event that any such challenge is not successful then Licensee shall reimburse MSK for all costs and expenses, including but limited to attorneys fees, incurred by MSK as a result of defending against such challenge.

ARTICLE 8 – INFRINGEMENT

8.1

Monitoring. Licensee shall use commercially reasonable efforts to monitor third party infringement of the Licensed Patent Rights in the Field of Use. Licensee shall keep MSK timely informed of any activities by Licensee in regard hereto.

8.2	Actions. This Section sets forth each of the Party’s right of enforcement and defense in relation to the Licensed Patent Rights.

(a)

First Right. Licensee shall have the first right, but not the obligation, for the initiation, defense, and management of any adversarial legal proceeding relating to the Licensed Patent Rights in the Field of Use and Territory, including without limitation any declaratory judgment action, patent infringement action or opposition (collectively, “Patent Adversarial Actions”) during the Term, and will be responsible for all expenses related thereto. MSK shall provide Licensee with all reasonableassistance and cooperation in conducting and/or defending against any such Patent Adversarial Action, including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

joining in any such Patent Adversarial Action, at Licensee’s request and expense, provided that in any case Licensee shall at all times have the full control of conducting and/or defending such Patent Adversarial Action. For clarity, Licensee may delegate the foregoing rights to its Sublicensee, in the territory where such Sublicensee has sublicense rights hereunder.

(b)

Secondary Right. If Licensee determines, as to any particular third party activity that constitutes a material infringement of the Licensed Patent Rights or a declaratory judgment action involving the Licensed Patent Rights, that Licensee shall not exercise its rights to conduct a Patent Adversarial Action as to such activity, then Licensee shall provide MSK with written notice that Licensee declines such right as to such activity, and after receiving such notice, MSK shall have the secondary right to undertake such infringement action or defend against such challenge, provided that MSK shall keep Licensee fully informed of all its activities with respect thereto and shall not take any action, or omit to take any action or position, that causes or likely will cause a material adverse impact on Licensee or its Sublicensee or on the Licensed Patent Rights.

8.3

Cooperation; Settlement. To the extent that Party conducts any legal proceedings in relation to the enforcement or defense of Licensed Patent Rights in the Field of Use and Territory as contemplated above, it shall keep the other Party reasonably informed of such proceedings. At such Party’s request, the other Party shall reasonably cooperate, at the expense of the requesting Party, in such proceedings. In any action conducted by MSK, Licensee will join as may be requested by MSK, and in any action conducted by Licensee, Licensee may affect joinder of MSK if MSK is an indispensible or necessary party under the applicable law. Notwithstanding anything in this Agreement to the contrary, no settlement, consent judgment, or other voluntary final disposition of any action by Licensee that admits the invalidity or unenforceability of the Licensed Patent Rights may be entered into without the prior written consent of MSK.

8.4

Costs and Recoveries. All costs of any action by a Party to enforce, or to defend against a challenge to, the Licensed Patent Rights shall be borne by such party, and such Party shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom), except that in the case of actions commenced by Licensee, the excess of such sums over all such costs and expenses shall be treated as Net Sales subject to MSK’s rights under this Agreement to collect royalties thereon. For the avoidance of doubt, Licensee may not deduct, from Net Sales any portion of Licensee’s costs or expenses related to any investigation, enforcement, defense, judgment or settlement of any such actions, provided that if Licensee is the enforcing Party, it may deduct from Net Sales the costs and expenses of MSK, incurred in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

connection with MSK providing cooperation in such enforcement, that are reimbursed or paid by Licensee pursuant to Section 8.3.

8.5

Third Party Patents. In the event Licensee is sued for patent infringement or, threatened with such suit, it shall promptly notify MSK. In any such action, Licensee shall be fully responsible for all its costs, including expenses, judgments and settlements (but subject to Section 5.1(b)).

ARTICLE 9 – MANUFACTURE AND SUPPLY

9.1

Promptly after the Effective Date, the Parties will discuss in good faith the possibility of MSK serving as primary supplier and manufacturer of the Licensed Products [*], such supply to be on commercially reasonable supply terms to be discussed and, if appropriate, agreed to between the Parties in a supply agreement having typical terms for similar supply agreements in the healthcare industry.

9.2

Notwithstanding the foregoing, upon written notice to MSK, Licensee may determine in its sole discretion if a new manufacturing facility and location is needed or appropriate for the development and/or commercialization of one or more Licensed Products. Should License determine that a new manufacturing facility is necessary or useful for the manufacture, development or commercialization of a Licensed Product, then MSK agrees to conduct and complete a full manufacturing transfer, to Licensee and/or its designated contract manufacturing organization, of all existing MSK technology and manufacturing know-how and methods and materials relating to Licensed Product manufacturing (as in MSK’s possession at the time of such determination), such technology transfer to be conducted on a reasonable, diligent time frame so as to enable completion of the transfer promptly and on a timely basis (taking into account Licensee’s product development schedule and needs). In connection therewith, MSK agrees to make reasonably available its personnel to assist Licensee with transfer of manufacturing operations to a new facility, including assistance with understanding all the transferred technology and manufacturing information, at no FTE expense to the Licensee. For clarity, the assistance to be provided by MSK does not include transferring equipment, but does include full transfer of all manufacturing SOPs and the identity of the and source of the equipment used in MSK’s manufacturing of Licensed Products.

9.3

If MSK determines that it does not want to act as primary supplier and manufacturer of Licensed Product, MSK shall have (except as otherwise provided in Section 9.2 above) the obligation to manufacture and supply to Licensee its (and its Affiliates’ and Sublicensees’) requirements for Option Products for use in clinical trials during development, [*], until such time as Licensee is able to manufacture (or have manufactured on its behalf by a third party). Such supply shall be at a transfer price consistent with MSK’s actual

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

costs, consistent with the manufacturing under the Option Agreement, and shall be pursuant to purchase order submitted by Licensee. Such supplied clinical materials shall comply with the reasonable specifications established by Licensee, as needed for use in the clinical trials,

ARTICLE 10– CONFIDENTIALITY

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for [*] after the end of the Term:

(a)	be used only in connection with the legitimate purposes of, including exercise by such Party of its rights under, this Agreement;

(b)	be disclosed only to those who have a need to know it in connection with the Agreement; and

(c)	be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable;

(d)	not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing Party, or as otherwise expressly permitted in this Agreement.

The foregoing shall not apply with respect to particular Confidential Information that:

(i)	can be demonstrated to have been in the public domain prior to the date of the disclosure; or

(ii)enters the public domain through no fault of the receiving

Party; or

(iii)	was already known to the receiving Party at the time of disclosure as evidenced by written records in the possession of the receiving Party prior to such time; or

(iv)	is subsequently received by the receiving Party from a third party without breaching any confidential obligation between the third party and the disclosing Party; or

(v)	was independently developed, as established by tangible evidence, by the receiving Party without reference to the Confidential Information of the disclosing Party.

Notwithstanding the foregoing, a receiving Party may disclose particular Confidential Information of the disclosing Party to the such information is required

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to be disclosed in order to comply with court orders, statutes or regulations, provided thatprior to any such disclosure, to the extent reasonably practicable, the Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information, and that the disclosing Party only discloses such Confidential Information as is legally required to be disclosed, taking into account any protective or other order limiting or quashing the disclosure obligation.

Further, notwithstanding the foregoing, Licensee (or its Affiliate or Sublicensee) may disclose Confidential Information of MSK: (a) as reasonably needed to prosecute or enforce Licensed Patent Rights; (b) to regulatory authorities as reasonably needed to develop and/or obtain or maintain regulatory approvals of Licensed Products; (c) in confidence to its Affiliates and Sublicensees as reasonably needed to research, develop and/or commercialize Licensed Products; (d) in confidence to prospective sublicensee, strategic partners, merger partners or acquirers, and their respective professional advisors, in connection with evaluation and/or negotiation of possible sublicense, corporate partnering, merger, asset purchase or other similar transactions; (e) as required in order to comply with applicable law or regulations, including securities laws and securities exchange requirements; (f) in confidence to its existing investors and professional advisors and to potential investors and their professional advisors; and (g) as reasonably needed to conduct or defend any litigation relating to this Agreement, the Licensed Products or Licensee’s rights hereunder.

ARTICLE 11 – INDEMNIFICATION, PRODUCT LIABILITY

11.1

Licensee shall indemnify, defend and hold harmless MSK and its trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all costs, liabilities and expenses (including legal expenses and reasonable attorney’s fees) (“Costs”) resulting directly from a third party claim, proceeding, or demand against an Indemnitee (a “Claim”) to the extent arising directly out of: (a) the death of or injury to any person or persons, or any damage to property, resulting from the development or commercialization of a Licensed Product by Licensee or its Affiliate or Sublicensee under this Agreement; (b) production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products hereunder by Licensee or its Affiliate or Sublicensee, or (c) the breach by Licensee of any of its representations, warranties or obligations under this Agreement, provided however, that Licensee will not be obligated to indemnify, defend and hold harmless any Indemnitee against any Cost or Claim to the extent it arises out of, results from, or is increased by (x) MSK’s or an Indemnitee’s willful misconduct or gross negligence, or (y) MSK’s supplying to Licensee a Licensed Product manufactured by (or on behalf of) MSK that does not conform to the specifications therefor or to FDA manufacturing requirements or guidance, or (z) any clinical trials conducted by, or other use of any Licensed Product by,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MSK or its Affiliate at any time, other than under authority of Licensee. The Indemnitee will promptly give notice to Licensee of any covered Claims for which it seeks indemnification hereunder, and Licensee will have the right to defend the same, including selection of counsel reasonably acceptable to MSK, and to control of all the proceedings; provided that Licensee will not, without the written consent of the Indemnitee, settle such Claim or consent to the entry of any judgment to the extent that such settlement or judgment: (i) does not release the Indemnitee from all liability with respect to such third party Claim, or (ii) likely will materially adversely affect the Indemnitee or under which the Indemnitee would incur any material obligation or liability. MSK and each applicable Indemnitee agrees to cooperate and provide all reasonable assistance to the defense of any such Claim, at Licensee’s expense. MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests, provided that MSK shall be responsible for any Costs incurred or resulting from any actions of such counsel that are contrary to Licensee’s control or conduct of the defense.

11.2

Licensee shall obtain and carry in full force and effect general liability insurance in amounts reasonably consistent with industry standards in regard to potential liability, conduct, and events covered by Section 11.1 above. Such insurance shall be written by a reputable insurance company, and shall be endorsed to include liability coverage. The limits of such insurance shall not be less than [*] per occurrence with an annual aggregate of [*]. Licensee shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

ARTICLE 12 – REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

12.1Representations and Warranties of LICENSEE

(a)

LICENSEE hereby represents and warrants to MSK that as of the Effective Date, to its knowledge, the execution and performance of LICENSEE’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by LICENSEE to any third party.

(b)

LICENSEE hereby represents and warrants to MSK that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

12.2Representations and Warranties of MSK

(a)	MSK hereby represents and warrants to LICENSEE that, as of the Effective Date, to the best of MSK’s knowledge, the execution and performance of MSK’s obligations under this Agreement do not conflict

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with, cause a default under, or violate any existing contractual obligation that may be owed by MSK to any third party.

(b)

MSK hereby represents and warrants to Licensee that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

(c)	MSK hereby represents and warrants to Licensee that: (i) [*]; (ii) [*], including [*]; (iii) [*] and [*] in this Agreement, subject to [*];

(d)

MSK hereby represents and warrants to Licensee that all clinical trials of Licensed Products containing or based on cells in the Library and conducted by or on behalf of MSK have been conducted pursuant to standard forms of informed consent; and

(e)

MSK hereby represents and warrants to Licensee that its manufacturing of all cells and cell lines used in clinical trials (through the Effective Date) has been, and will continue to be under this Agreement (to the extent such cells or cell lines are supplied to Licenseehereunder), in accordance with governing protocols, methods and procedures as required by the FDA for MSK’s manufacturing of Option Product for use in clinical trials during the Option Agreement.

12.3Disclaimer of Warranties.

OTHER THAN THE WARRANTIES SET FORTH IN SECTION 12.2, MSK MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, OR THAT THE OPTION PRODUCTS OR RIGHTS GRANTED DO NOT INFRINGE THE PATENT RIGHTS OF OTHERS. ANY AND ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

12.4Limitation of Damages.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 13 – COMPLIANCE WITH LAW

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.1

It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. MSK neither represents that a license shall not be required nor that, if required, it shall be issued.

13.2

Licensee shall in all respects conduct its activities under this Agreement, and shall cause its Affiliates, and shall use reasonable efforts to cause its Sublicensees, to conduct their activities under this Agreement, in full compliance with all applicable laws and regulations. Without limiting the generality of the foregoing, Licensee shall use Commercially Reasonable Efforts to cause Licensed Products be manufactured in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the FDA.

13.3

Licensee shall to the extent required by law substantially manufacture in the United States any Licensed Product to be sold in the United States, except if an exception to such requirement is obtained.

13.4

To the extent required by law, or if the failure to mark would reduce the rights of MSK or Licensee to enforce the Licensed Patent Rights against infringers, Licensee shall mark, and shall cause its Affiliates and Sublicensees to mark, any Licensed Products (or the packaging thereof) with the appropriate Licensed Patent Rights.

ARTICLE 14 – NON-USE OF MSK’S NAME

Licensee shall not use the names of MKSCC, including Memorial Sloan Kettering Cancer Center, Sloan Kettering Institute for Cancer Research, and Memorial Hospital for Cancer and Allied Diseases, nor any of their employees, nor any adaptation thereof, in any public announcements, publicity or advertising without prior written consent obtained from MSK in each case, except as otherwise expressly permitted in this Agreement. MSK agrees that Licensee may issue a press release regarding this Agreement in the form attached as Exhibit E. In acknowledgement that Licensee may need to use the name of MSK or the MSK Investigators in furtherance of the Licensee’s efforts to obtain financing, in connection with strategic or licensing discussions, and in other legitimate business matters of the Licensee, MSK agrees that Licensee may disclose in confidence to such parties (and their professional advisors) the terms of this Agreement, and for any additional disclosures regarding MSK or MSK Investigators that Licensee requests to make so such parties, MSK

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall use good faith efforts to secure prior written consent for such use in a timely manner in line with its business practices following receipt of a written request for such use by Licensee. For clarity, Licensee may request MSK pre-approve documents which make use the name of MSK for use in non-public and/or confidential venues in furtherance of the Licensee’s efforts to obtain financing, negotiate licenses, and secure personnel: upon receipt of such written pre-approval, Licensee may use the name of MSK in such non-public and/or confidential venues without prior written consent in each case to the extent such use does not deviate significantly from the pre-approved documents. Notwithstanding the foregoing, Licensee may disclose in confidence that Licensee has the Agreement and license rights granted hereunder from MSK, and the general terms of the Agreement. Further, Licensee shall be free to continue to publish or disclose specific information about MSK or this Agreement that MSK has previously consented, pursuant to the above, may be publicly disclosed by Licensee, but only in the form, manner, and extent of MSK’s prior approval. Further, MSK agrees that COMPANY may disclose in SEC and other similar regulatory filings the existence and general terms of this Agreement and the names of the parties to the Agreement, and material developments under this Agreement to the extent such disclosures must be made to comply with applicable laws, regulations and/or securities exchange rules.

ARTICLE 15 – PUBLICATION

Licensee recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without Licensee’s prior approval or editorial control, but subject to reasonable prior review and comment. Subject to the following, MSK reserves the right to publish the scientific findings from research and clinical trials (to the extent permitted by Licensee as provided above) related to Licensed Rights and Licensed Products. Prior to making any proposed publication (e.g., manuscript, abstract or other public disclosure), of data and results relating to the Licensed Tangible Materials and/or Licensed Know-How and/or Licensed Products, and/or that contains Confidential Information of Licensee or its Affiliates, MSK will submit the abstract or manuscript to Licensee and to the IP Committee at least [*] before public submission or disclosure thereof. The IP Committee shall immediately review such proposed publication or submission to determine if there are any impacts on potentially patentable inventions and shall inform the Parties of its determinations. Licensee shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein, and may request that certain results, data or information not be disclosed if such disclosure likely would negatively impact the development or commercialization of any Licensed Product, and MSK will reasonably consider all such requests. Further, upon Licensee’s request, public disclosure shall be delayed [*] to enable MSK to secure adequate intellectual property protection of any patentable or trade secret subject matter contained therein that would otherwise be negatively affected by the publication. For clarity, publication of clinical data from permitted clinical trials by MSK on Licensed Products shall be pursuant to the terms of a subsequent agreement with Licensee.

ARTICLE 16– ASSIGNMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A Party may not assign or delegate its rights or obligations under this Agreement, or transfer or assign this Agreement, without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that (a) Licensee shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement without such consent (i) to its Affiliate or (ii) as part of a merger or acquisition, and (b) MSK may without consent of Licensee freely assign all or any portion of the payments due under this Agreement to a Third Party, provided that [*] and [*]. Any assignment by Licensee shall bind its assignee to all provisions of this Agreement, including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York). Any assignment, delegation or transfer by any party without the consent of the other party shall be void and of no effect. For clarity, nothing in the foregoing shall limit Licensee’s (or its Affiliate’s or Sublicensee’s) ability to grant sublicenses or to engage contractors to perform obligations on behalf of any such party.

ARTICLE 17 – TERMINATION

17.1

Term. The term of this Agreement (the “Term”) commences on the Effective Date and continues until expiration upon the end of all Royalty Terms, or until the earlier termination of the Agreement pursuant to the below termination provisions. Upon expiration of the Agreement at the end of all Royalty Terms and payment of all amounts owed hereunder, the license rights granted to Licensee under Section 2.1 shall survive as non-exclusive, royalty-free, fully-paid, perpetual, irrevocable licenses.

17.2

Bankruptcy or Cessation/Enjoinder of Business. MSK may terminate this Agreement upon written notice to Licensee if: (a) a petition in bankruptcy is filed against Licensee and is consented to or acquiesced in by Licensee, or remains undismissed for [*]; (b) Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee over all or substantially all of Licensee assets, and Licensee does not return to solvency before the expiration of [*] period; or (c) Licensee ceases to do business.

17.3

Nonpayment. If Licensee fails to pay MSK fees, royalties, ongoing patent expenses or other amounts payable hereunder, and such payments remain past due for more than [*], MSK shall have the right to give Licensee written notice of such past due amount and may terminate this Agreement on a subsequent written notice, unless Licensee pays to MSK within [*] after giving such notice all such past due fees, royalties and patent expenses, except that MSK shall not terminate during the pendency of the following dispute resolution procedures if initiated by Licensee:Licensee shall [*] provide MSK with a written notice of the basis of such dispute and the factual basis for its disputing the payment obligation (such dispute, a “Payment Dispute”). The Parties shall promptly engage in nonbinding evaluative mediation in an attempt to resolve the dispute. If the mediation fails to resolve the dispute, the Parties shall request the mediator to provide his written evaluation of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

merits of the dispute and either Party then may commence litigation to resolve the dispute, and MSK agrees that [*] and [*]. So long as [*], MSK shall have no right to terminate the Agreement [*]. If [*], under the terms of the Agreement, [*], then [*]. For clarity, MSK’s right to terminate for breach for nonpayment [*] during the dispute resolution process. For further clarity, and notwithstanding anything in the above, it is agreed by the Parties that Licensee may [*], or [*], and [*].

17.4

Material Breach. In addition to any other applicable termination right specified in this Agreement, but subject to Sections 17.5, 17.8, and 17.9, if Licensee materially breaches this Agreement, then MSK may give licensee written notice specifying in reasonable detail the breach and its intention to terminate this Agreement if such breach is not timely cured. In the case of such material breach and such notice is given, if Licensee does not cure such breach prior to the expiration of the [*] period after receipt of such notice, then MSK may terminate the Agreement on written notice, provided that (a) If such breach is not curable, then MSK may terminate the Agreement immediately on written notice, and (b) if such breach is not curable within such [*] cure period, but is likely curable, using diligent efforts, within [*] after such notice, then MSK may not terminate the Agreement so long as Licensee is using diligent efforts to cure such breach, and cures the breach prior to the end of such [*] period.

17.5

Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of Licensee hereunder (provided that such obligations shall not include economic obligations under Article 5, which shall be replaced by the economic obligations under the sublicense agreement), then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to MSK, and MSK shall accept such assignment; except that, in such case the obligations of MSK to Sublicensee shall not exceed the obligations of MSK to Licensee under this Agreement.

17.6

Termination by Licensee. Licensee has the right to terminate this Agreement on written notice to MSK, in the event that [*]. In the event of such termination by Licensee under this Section 17.6, it shall at MSK’s request (i) reassign to MSK at no cost all INDs that were assigned by MSK to Licensee under this Agreement or the Option Agreement, and (ii) negotiate reasonably and in good faith for the assignment to MSK or its designee Licensee’s regulatory applications, filings, dossiers, and the like for Licensed Products, including the business terms for such assignment.

17.7	Discontinuation of use of Licensed Rights in the Event of Termination. If this Agreement is terminated under Section 17.4 for uncured material breach by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Licensee, all rights of Licensee and its Affiliates to use the Licensed Rights or to sell Licensed Products shall terminate; and Licensee and its Affiliates shall make no further use of the Licensed Rights (except that the foregoing shall not apply to any Licensed Rights that are, or thereafter become, in the public domain, other than through the fault of Licensee, its Affiliates, or Sublicensees). If this Agreement is terminated at Licensee’s election pursuant to Section 17.6, all rights of Licensee, its Affiliates, and Sublicensees to use the Licensed Rights or to sell Licensed Products shall terminate; and Licensee, its Affiliates, and Sublicensees shall make no further use of the Licensed Rights (except that the foregoing shall not apply to any Licensed Rights that are, or thereafter become, in the public domain, other than through the fault of Licensee, its Affiliates, or Sublicensees).

17.8	Survival. Upon any expiration or termination of this Agreement, the following shall survive:

(a)	any provision expressly indicated to survive;

(b)	any liability which any Party has already incurred to another Party prior to expiration or termination;

(c)	Licensee’s reporting and payment obligations for activities occurring prior to expiration or termination, and MSK’s audit rights;

(d)

in the case of termination by Licensee under Section 17.6, Sections 5.1(b), 5.1(d), and 5.1(e), until all activities by Licensee, its Affiliates, and Sublicensees that would otherwise create an obligation of payment by Licensee under those sections are discontinued, and

(e)	Articles 10, 11, 18, and 19, and Sections 7.5 and 12.4.

17.9

MSK’s remedies for breach by Licensee of the last sentence of Section 2.1 shall not include any right to terminate this Agreement, but shall otherwise include all remedies and relief as may be available under governing law, including to the extent applicable an award of damages, an injunction against continued breach, equitable relief, and such other remedies as may be available.

ARTICLE 18 – NOTICES AND OTHER COMMUNICATIONS

Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of MSK:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Memorial Sloan Kettering Cancer Center

Office of Technology Development

If by mail:1275 York Ave., Box 524

New York, NY 10065

If by courier:600 Third Avenue, 16th floor

New York, NY 10016

Attn: Vice President, Technology Development

Tel: 1-212-639-6181 (not for notice) Fax: 1-212-888-1120 (not for notice)

With copies to:

Memorial Sloan Kettering Cancer Center

Office of General Counsel

If by mail:1275 York Ave.

New York, NY 10065

If by courier:1275 York Ave.

New York, NY 10065

Attn: General Counsel

Tel: 1-212-639-5800 (not for notice) Fax: 1- 212-717-3517 (not for notice)

In the case of Licensee:

ARTICLE 19 – MISCELLANEOUS PROVISIONS

19.1

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any choice/conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was filed or granted.

19.2

The state and federal courts located in New York County, New York, shall have exclusive jurisdiction of any claims or actions between or among the parties arising out of or relating to this Agreement or any aspect of the parties’ relationship, and each party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

19.3

Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, or such provision is material and essential to the main purpose and intent of the Agreement, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof, provided that the Parties will endeavor in good faith to agree on a replacement, valid provision, to add to this Agreement in the stead of such invalid provision, that comes closest to achieving the intent of the Parties in such provision.

19.4

Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

19.5

Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

19.6

Force Majeure. A Party shall not lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of a delay or failure of performance by the such party to the extent such the delay or failure is occasioned or caused by war, strike, fire, Act of God,tornado, hurricane, earthquake, fire, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other circumstance or reason where the delay or failure to perform is beyond the reasonable control of such Party (a “Force Majeure”), and provided that such failure is not caused by the gross negligence or intentional misconduct of the Party and the Party has exerted reasonable efforts to avoid or remedy the effects of such Force Majeure; However, if a Force Majeure event causes a material failure of performance by a Party for a period of more than six months, then the other Party may terminate this Agreement on written notice. For clarity, a failure to obtain funding shall not constitute a force majeure event.

19.7

Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

19.8

Relationship between the Parties. The relationship between the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No party is a legal representative of any other party, and no party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another party for any purpose whatsoever.

19.9

Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof”, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “including” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation and shall be deemed to mean “including without limitation”. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentem. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement. This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Agreement below.

ATARA BIOTHERAPEUTICS, INC.	MEMORIAL SLOAN KETTERING CANCER CENTER

By:	By:
Name:Vice President
Title:Technology Development

Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Licensed Tangible Materials and Licensed Know How

Licensed Tangible Materials.

[*]

Licensed Know-How.

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Summary Development Plan

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Licensed Patent Rights

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D

Excluded Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E

Form of Press Release

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit F

Form of Material Transfer Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

PATENTRIGHTS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D

LICENSED KNOW-HOW

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E

FORM OF STOCK PURCHASE AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ATARA BIOTHERAPEUTICS, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (the “Agreement”) is made as of September 19, 2014 (the “Effective Date”), by and between Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Memorial Sloan Kettering Cancer Center ("MSK"), a New York membership corporation with principal offices at 1275 York Avenue, New York, New York 10065 (“Purchaser”).

Whereas, the Company and Purchaser are concurrently entering into that certain Exclusive Option Agreement (the “Option Agreement”), under which inter alia Purchaser grants the Company certain exclusive option and other rights relating to specified proprietary materials and technology owned by Purchaser, and as part consideration for the rights granted by Purchaser to Company under such Option Agreement, the Company agrees to issue to Purchaser, pursuant to and subject to the terms of this Agreement, shares of Company’s common stock, valued at the current fair market value (as determined by the Company’s Board of Directors); and

Whereas, the Company thus desires to issue, and Purchaser desires to acquire, such shares of common stock of the Company as herein described, on the terms and conditions hereinafter set forth;

Now, Therefore, It Is Agreed between the parties as follows:

1.Purchase and Sale of Stock. Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell and issue to Purchaser, an aggregate of fifty-nine thousand seven hundred sixty-one (59,761) shares (the “Shares”) of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) at $12.55 per share, the current fair market value of a share of Company’s Common Stock (as most recently determined by the Company’s Board of Directors), for an aggregate purchase price of $750,000.55, payable by means of the grant of certain rights pursuant to the Option, as defined in the Option Agreement (it being understood and agreed that the Company is also delivering to Purchaser a cash payment of $750,000 under the Option Agreement in further consideration of the grant of such Option) and which Option Agreement is being entered into by the parties concurrently and in connection with entry into this Agreement, a copy of which is attached hereto as Exhibit A of this Agreement.

The closing of the issuance of the Shares hereunder, including payment for and delivery of the Shares, shall occur at the offices of the Company’s counsel immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.

2.Limitations on Transfer. Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with the provisions herein and all applicable securities laws.  Purchaser hereby further acknowledges that Purchaser may be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required to hold the Common Stock purchased hereunder indefinitely.  During the period of time during which the Purchaser holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by the Purchaser.

3.Right of First Refusal on Stock Sales. Purchaser does not have the right, and shall not, sell, assign, pledge, or in any manner transfer any of the Shares, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer that meets the requirements set forth below:

(a)If Purchaser desires to sell or otherwise transfer any of its Shares subject to the right of first refusal as provided below, then Purchaser shall first give written notice thereof to the Company.  The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b)For fifteen (15) days following receipt of such notice, the Company shall have the option to purchase all, but not less than all, of the shares specified in the notice at the price and upon the terms set forth in such notice.  In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 3, the price shall be deemed to be the fair market value of the shares at such time as determined reasonably and in good faith by the Board of Directors of the Company (which determination, if reasonably disputed by Purchaser, shall be resolved by binding arbitration before an independent expert in valuation of biotechnology companies, selected by mutual agreement of the Parties, each Party acting reasonably and in good faith, and such arbitration conducted under the commercial arbitration rules of the American Arbitration Rules.  In the event the Company elects to purchase all of the shares subject to such proposed transfer, it shall give written notice to the Purchaser of its election and settlement for said shares shall be made as provided below in paragraph (d).

(c)The Company may assign its rights hereunder.

(d)In the event the Company and/or its assignee(s) elect to acquire the shares of the Purchaser as specified in Purchaser’s notice, the Secretary of the Company shall so notify the Purchaser (in the time period set forth in Section 3(b) above) and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the Company receives Purchaser’s notice; provided that if the terms of payment set forth in Purchaser’s notice were other than cash against delivery, the Company and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in Purchaser’s notice (or the cash equivalent thereof).

(e)In the event the Company and/or its assignees(s) do not timely elect to acquire all of the shares specified in the Purchaser’s notice, Purchaser may, within the sixty-day period following the expiration of the option rights granted to the Company and/or its assignees(s) herein, transfer the shares specified in Purchaser’s notice that were not acquired by the Company

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and/or its assignees(s), provided that such transfer is on terms and conditions no more favorable to the transferee than those specified in Purchaser’s notice.  All shares so sold by Purchaser shall continue to be subject to the provisions of this Section 3 in the same manner as before said transfer, with the transferee being deemed to be “Purchaser” for the purposes of all restrictions on transfer under this Agreement.

(f)Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 3, provided that the transferee agrees in a writing provided to the Company to be bound by this Section 3 and all other restrictions on transfer of the Shares under this Agreement:

(1)The Purchaser’s transfer of any or all of such shareholder’s Shares to Company or to any other shareholder of the Company.

(2)The Purchaser’s transfer of any or all of such shareholder’s Shares to a person who, at the time of such transfer, is an officer or director of the Company.

(3)The Purchaser’s transfer of any or all of its Shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the Purchaser, or pursuant to a sale of all or substantially all of the stock or assets of the Purchaser.

(4)The Purchaser’s transfer to any Affiliate of the Purchaser.  For purposes of this Agreement, the term “Affiliate” shall mean any person or entity controlled by, controlling, or under common control with the Purchaser.

In any such case, the transferee, assignee, or other recipient shall receive and hold such shares subject to the provisions of this Section 3 and shall be deemed to be “Purchaser” for the purposes of all restrictions on transfer under this Agreement, and there shall be no further transfer of such shares except in accord with this Section 3.

(g)The provisions of this Section 3 may be waived with respect to any transfer by Company, upon duly authorized action of its Board of Directors.

(h)Any sale or transfer, or purported sale or transfer, of any of the Shares shall be null and void unless the terms, conditions, and provisions of this Section 3 are strictly observed and followed (except to the extent such terms and conditions are waived as provided in subsection (g) above).

(i)The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(1)On September 19, 2024; or

(2)Upon the date securities of the Company are first offered to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

4.Restrictive Legends. All certificates representing the Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a)“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THESE SHARES.”

(c)Any legend required by appropriate blue sky officials.

5.Investment Representations.  In connection with the purchase of the Shares, Purchaser represents to the Company the following:

(a)Purchaser is aware of the Company’s business affairs and financial condition and believes it has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.  Purchaser is purchasing the Shares for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b)Purchaser understands that the Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c)Purchaser further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares.  Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Company.

(d)Purchaser is familiar with the provisions of Rule 144, under the Act, as in effect from time to time, that, in substance, permit limited public resale of “restricted securities”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

The Shares may be resold by Purchaser in certain limited circumstances subject to the provisions of Rule 144, which may require, among other things, (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after the Purchaser has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e)Purchaser further understands that at the time Purchaser wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser may be precluded from selling the Shares under Rule 144 even if the minimum holding period requirement had been satisfied.

(f)Purchaser represents that Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(g)Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Shares by virtue of its business or financial expertise or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

6.Company Representations.  In connection with the purchase of the Shares, Company represents to the Purchaser the following as of the Effective Date:

(a)Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares, and to carry out the provisions of this Agreement.   The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(b)Validly Issued.  The Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchaser, and (ii) any restriction on transfer contained in this Agreement or the Company’s bylaws; provided, however, that the Shares may be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(c)Authorization; Binding Obligations.  All corporate and other action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has been taken.  The Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

(d)Capitalization. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

(1)Preferred Stock. 12,298,527 shares of Preferred Stock, par value $0.0001 (the “Preferred Stock”), of which (i) 6,532,441 shares have been designated Series B Preferred Stock, 6,532,432 of which are issued and outstanding, (ii) 615,384 shares have been designated Series A-1 Preferred Stock, all of which are issued and outstanding, and (iii) 5,150,702 shares have been designated Series A Preferred Stock, 5,150,699 of which are issued and outstanding.  The rights, privileges and preferences of the Preferred Stock will be as stated in the Restated Certificate of Incorporation of Atara Biotherapeutics, Inc. (the “Restated Certificate”).

(2)Common Stock. 40,000,000 shares of common stock, par value $0.0001 (the “Common Stock”), of which 2,104,613 shares are issued and outstanding.

(3)The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and, subject in part to the truth and accuracy of representations and warranties made by purchasers of such shares, were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(4)Under the Company’s 2014 Equity Incentive Plan (the “Plan”), (i) 269,230 shares of Common Stock have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) 833,498 Restricted Stock Units have been granted and are outstanding, (iii) 209,959 options to purchase Common Stock have been granted and are outstanding, and (iv) a total of 2,213,466 shares of Common Stock are or are contemplated to be available for future issuance to officers, directors, employees and consultants of the Company.

(5)Except for (i) the conversion privileges of the Series A Preferred Stock, the Series A-1 Preferred Stock, and the Series B Preferred Stock (ii) shares subject to awards granted pursuant to the Plan or otherwise reserved or contemplated to be reserved under the Plan as set

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

forth in Section 6(d)(4) above and (iii) the rights provided in Section 3.3 of that certain Investors’ Rights Agreement between the Company and the Investors (as defined in that agreement), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

(e)Financial Statements.  The Company has made available to Purchaser its audited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended December 31, 2013 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the six-month period ended June 30, 2014 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, accrued, unaccrued, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2014 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.

7.Company Covenants re Financial Statements.  Except as otherwise provided below, the Company shall deliver to Purchaser, so long as Purchaser holds at forty thousand (40,000) Shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization):

(a)as soon as practicable, but in any event within one hundred eighty (180) days, after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and, beginning with the financial statements for the fiscal year ended December 31, 2014 and all successive fiscal years, audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

(b)as soon as practicable, but in any event within forty-five (45) days, after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The information delivery obligations set forth above in this Section 7 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur and (iii) the consummation of a Liquidation Event, as that term is defined in the Restated Certificate.

8.Market Stand-Off Agreement. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any of the Shares (other than those included in the registration) (the “Restricted Securities”), during the 180-day period following the effective date of  the Company’s first firm commitment underwritten public offering of its Common Stock, provided however, the foregoing restriction shall apply only in the event that all of the Company’s officers, directors and greater than one percent (1%) stockholders (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements.  Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters which are consistent with the foregoing or which are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop‑transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9.Miscellaneous.

(a)Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by at least ten (10) days advance written notice to the other party hereto.

(b)Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns.

(c)Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  The parties agree that any action

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(d)Further Execution.  The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(e)Independent Counsel.  Purchaser acknowledges that this Agreement has been prepared on behalf of the Company by Cooley LLP, counsel to the Company and that Cooley LLP does not represent, and is not acting on behalf of, Purchaser.  Purchaser has been provided with an opportunity to consult with Purchaser’s own counsel with respect to this Agreement.

(f)Entire Agreement; Amendment.  This Agreement and the Option Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.  This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(g)Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Atara Biotherapeutics, Inc.

By:

Title:

Address:	3260 Bayshore Blvd. Brisbane, CA 94005

Purchaser acknowledges and agrees that Purchaser must hold the common stock purchased hereunder indefinitely.  Purchaser further acknowledges that any risk related to the fluctuation in the value of the stock from and after the date hereof shall be borne by Purchaser.

Purchaser acknowledges that Purchaser has had an opportunity to consult Purchaser’s own Tax, Legal and Financial Advisors regarding the purchase of common stock under this Agreement.

Purchaser acknowledges and agrees that in making the decision to purchase the common stock hereunder Purchaser has not relied on any statement, whether written or oral, regarding the subject matter hereof, except as expressly provided herein and in the attachments and exhibits hereto.

Purchaser:

Memorial Sloan Kettering Cancer Center

By:

Title:

Address:	1275 York Avenue New York, New York 10065

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F

FORM OF MATERIAL TRANSFER AGREEMENT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREEMENT FOR INTER-INSTITUTIONALSK2014-SK2014-SK2014-SK2014-

TRANSFER OF MATERIAL

Between

ACADEMIC COLLEAGUES

(“Agreement”)

1.

Memorial Sloan Kettering Cancer Center (“MSK”) and INSERT NAME (“INSTITUTION”) agree that MSK will provide INSTITUTION with [INSERT DESCRIPITION OF MATERIAL] (“MATERIAL”), subject to all the terms of this Agreement.

2.

MATERIAL and any related confidential information, including but not limited to, all non-public, confidential or proprietary information that MSK designated or otherwise marked as “Confidential” (“INFORMATION”) will be sent by Dr.   of MSK (“INVESTIGATOR”) to INSTITUTION.

3.

INSTITUTION shall use MATERIAL and INFORMATION solely for the following purpose: [INSERT PURPOSE] (“STUDY”) as described in Exhibit A.  INSTITUTION shall not use or permit the use of the MATERIAL and/or INFORMATION for any use or purpose other than conducting the STUDY.

4.           MSK retains exclusive ownership of MATERIAL and INFORMATION and may distribute MATERIAL and INFORMATION to other commercial or non-commercial entities.

5.INSTITUTION will NOT use MATERIAL in humans.

6.	INSTITUTION shall not transfer MATERIAL or INFORMATION to any non-INSTITUTION person or entity without prior written consent from MSK.
7.	INSTITUTION represents that its use of MATERIAL and INFORMATION will be in compliance with all applicable laws and regulations.
8.	INSTITUTION agrees to hold in confidence for a period of [*], all INFORMATION received from MSK under this Agreement, except for information which:
a)	was lawfully in INSTITUTION’s possession or control prior to the date of disclosure as evidenced by written records; or
b)	was in the public domain or enters into the public domain through no improper act on INSTITUTION's part or on the part of any of INSTITUTION's employees;
c)	is rightfully given to INSTITUTION from sources independent of MSK; or
d)	is independently developed by INSTITUTION, as evidenced by written records; or
e)	must be disclosed for minimum lawful compliance with court orders, regulations and statutes.
9.

INSTITUTION will report all STUDY results to INVESTIGATOR.  MSK and INSTITUTION may use STUDY results for any internal non-commercial research or educational purpose.  INSTITUTION may publish such results, provided that prior to any submission for such publication, INSTITUTION shall provide the draft publication to MSK at least [*] prior to the submission, so that MSK may review such publication for any potentially patentable information, and at MSK’s request, INSTITUTION will delay such submission for up to [*] to permit MSK to prepare and file patent applications covering such information.  MSK may disclose the STUDY results to its commercial licensee of the MATERIAL, and such licensee may use the results for all its internal business purposes.

If INSTITUTION creates or discovers any inventions or intellectual property relating in any way to the MATERIAL (including improvements or enhancements of or uses of MATERIAL or products based thereon) based on or as a result of conducting the STUDY (the “STUDY IP”), INSTITUTION shall report all such STUDY IP to MSK and provide a detailed description thereof.  INSTITUTION grants to MSK a non-exclusive, perpetual, worldwide, royalty-free, fully-paid license under any such STUDY IP for all purposes

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

relating to the MATERIAL and the use, improvement or development thereof (including in products), and MSK may disclose and sublicense (on a non-exclusive basis) such STUDY IP to its commercial licensee of the MATERIAL, for all commercial and business purposes.  Further, INSTITUTION agrees that such commercial licensee of the MATERIAL shall have the exclusive option to obtain an exclusive, royalty-bearing license to any such STUDY IP. Such option shall expire [*] from the date of the disclosure of the STUDY IP to the commercial licensee. If the licensee exercises such option the INSTITUTION shall negotiate in good faith the commercially reasonable terms of an exclusive, worldwide, royalty-bearing, transferable and sublicensable license to the STUDY IP with commercial licensee.

10.

INSTITUTION shall not use the name of Memorial Sloan Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases or Sloan-Kettering Institute for Cancer Research, or a variant of any of the foregoing in any advertising or publicity matter without the prior written approval of MSK.

11.MATERIAL is being provided by MSK “AS IS” WITHOUT ANY WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.  MSK MAKES NO REPRESENTATION THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT.

12.

In no event shall MSK be liable for any use by INSTITUTION of MATERIAL or for any loss, claim, damage, or liability, of any kind or nature that may arise from or in connection with this Agreement or the use, handling, or storage of MATERIAL.  INSTITUTION agrees to assume all liability for damages that arise from its use, storage or disposal of MATERIAL, except to the extent such liability is due to MSK’s gross negligence or willful misconduct.

13.	INSTITUTION will reimburse MSK $ for costs associated with shipping MATERIAL.
14.

The Agreement will terminate on the earlier of [*] or upon [*] prior written notice of one party to the other, in which case INSTITUTION will discontinue within [*] its use of MATERIAL.  INSTITUTION agrees, upon direction of INVESTIGATOR, to return or destroy MATERIAL upon termination of this Agreement.

15.          This Agreement may not be assigned by INSTITUTION without the prior written consent of MSK.

16.Articles 2, 5, 6, 9 and 11 will survive the termination of this Agreement.

17.	An authorized representative of each party must sign this Agreement. The Agreement is effective the date of the last signature below (“Effective Date”).

               Send/fax/email one fully executed Agreement to:

Office of Technology Development

Memorial Sloan Kettering Cancer Center

1275 York Avenue

New York, NY 10065

Ph: (212) 639-6181

Fax: (212) 717-3439

INSTITUTION	MEMORIAL SLOAN KETTERING CANCER CENTER

By:  __________________________________By:  _________________________________

Name:  ________________________________Name:  Gregory Raskin, M.D._____________

Title:  _________________________________Title:  Vice President, Technology Development

Date:  _________________________________Date:  ________________________________

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

INSTITUTION Investigator acknowledges that she/he has read and understood her/his and the INSTITUTION’s obligations under this Agreement:

Investigator’s signature:

Name:  _________________________________

Date:  __________________________________

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A:

Description of Study

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT G

FORM OF PRESS RELEASE

FOR IMMEDIATE RELEASE

Atara Biotherapeutics Announces Immunotherapy Alliance with Memorial Sloan Kettering Cancer Center

T-cell Technology Harnesses Immune System

to Fight Cancer and Infectious Disease

Brisbane, CA – [DATE] – Atara Biotherapeutics (Atara) today announced that they have entered into an exclusive option agreement with Memorial Sloan Kettering Cancer Center (MSK) for the development and commercialization of allogeneic T-cell therapies for the treatment of certain cancers and persistent viral infections.  Under the terms of the agreement, Atara will have the option to acquire a worldwide license to three clinical stage T-cell therapies consisting of:

•	T-cells activated against Epstein Barr Virus, or EBV (Phase 2);
•	T-cells activated against cytomegalovirus, or CMV (Phase 2); and
•	T-cells activated against Wilms Tumor 1, or WT1 (Phase 1)

These three programs share a common technology under which third-party donor-derived whole blood is collected and enriched for T lymphocytes, or T-cells. The T-cells are then exposed to certain antigens, and the resulting activated T-cells are characterized and stored for future therapeutic use. T-cells are a critical component of the body’s immune system and can be harnessed to counteract viral infections and some cancers. By focusing the T-cells on specific proteins involved in cancers and infections, the power of the immune system can be employed to combat these diseases.

The EBV program is in Phase 2 and has been dosed in over 100 patients with initial results published in the journal Blood.  Richard O’Reilly, MD, Chair of the Department of Pediatrics and Chief of the Pediatric Bone Marrow Transplant Service at MSK, notes that “This collaboration brings the expertise and resources together to expand on the exciting clinical results we’ve observed and will allow us to bring these therapies to a broader patient population.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MSK will receive cash and Atara common stock in return for the exclusive option. If Atara exercises its option to enter into the license agreement, MSK will receive an upfront license payment and be eligible to receive additional payments based on achievement of certain development, regulatory and sales-related milestones, as well as royalty payments.  Atara and MSK have agreed to collaborate on further research to develop additional cellular therapies, which may include T-cell therapies against other antigens and/or chimeric antigen receptor-modified T-cells, known as CAR-T.

“Our partnership with MSK supports the Atara vision to identify and develop therapies with broad potential to address a number of serious unmet medical needs using innovative science,” said Christopher Haqq, Chief Medical Officer for Atara. “We believe that these off-the-shelf T-cell therapies hold substantial promise for patients who have limited treatment options.”

About Atara

Atara Biotherapeutics, Inc. is a privately-held drug development company with a focus on innovative therapies for patients with debilitating diseases. The company’s lead programs are focused on myostatin and activin, members of the TGF-beta family of proteins that have demonstrated the potential to have therapeutic benefit in a number of clinical indications.  Atara was launched in 2012 by a proven team of drug developers and Kleiner Perkins Caufield & Byers.  For more information, please visit www.atarabio.com.

MSK CONTACT: Andrea Baird, bairda@mskcc.org, 212-639-3573

MEDIA CONTACT: Tina Gullotta, tgullotta@atarabio.com. 415-287-2427

INVESTOR CONTACT: Tina Gullotta, tgullotta@atarabio.com. 415-287-2427

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit H

Excluded Patents

[*]

116658679 v2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.